                                                                    EXHIBIT 10.1

                       AMENDED AND RESTATED LOAN AGREEMENT

        This AMENDED AND RESTATED LOAN AGREEMENT (this "Agreement") is entered into as of March 5, 1999 by and among SUMMA INDUSTRIES, a Delaware corporation ("Borrower"), COMERICA BANK-CALIFORNIA, a California banking corporation, as agent for the Lenders from time to time ("Agent"), and the various financial institutions that are (or may hereafter become) parties hereto as lenders (each a "Lender" and collectively the "Lenders").

                                    RECITALS

        A. Summa Industries, a California corporation ("Summa California"), Agent and Lenders entered into a certain Loan Agreement dated as of October 21, 1997 ("Prior Loan Agreement").

        B. Subsequently, Summa California merged with Borrower, Borrower being the surviving entity, and Borrower assumed all obligations of Summa California under the Prior Loan Agreement pursuant to the terms of an Assumption Agreement dated May 26, 1998.

        C. Borrower, Agent and Lenders desire to amend and restate the Prior Loan Agreement as set forth below.

        NOW, THEREFORE, Borrower, Agent and the Lenders agree that the Prior Loan Agreement is amended and restated in its entirety as follows:

        1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings provided below in this Section 1:

        "ACCOUNTANTS" is defined in Section 7.1(b).

        "ACCOUNT DEBTOR" means the party who is obligated on or under an Account.

        "ACCOUNT PARTY(IES) means, with respect to any Letter of Credit, the account party or parties (one of which must be Borrower and the others which may be any of Borrower's Subsidiaries other than the Excluded Subsidiaries) as named in an application to the Agent for the issuance of such Letter of Credit.

        "ACCOUNTS" of any Person means all of such Person's presently existing and hereafter arising or acquired accounts, accounts receivable, margin accounts, futures positions, book debts, notes, drafts, acceptances, chattel paper, and other forms of obligations now or hereafter owned or held by or payable to such Person relating in any way to Inventory or arising from the sale of Inventory or the rendering of services by such Person or howsoever otherwise arising, including the right to payment of any interest or finance charges with respect thereto, together with all merchandise represented by any of the accounts; all such merchandise that may be reclaimed or repossessed or returned to such Person; all of such Person's rights as an unpaid vendor, including stoppage in transit, reclamation, replevin, and sequestration; all pledged assets and all letters of credit, guaranty claims, liens, and security interests held by or granted to such Person to secure payment of any of the foregoing; all proceeds and products of all of the foregoing; and all proceeds of insurance with respect thereto, including the proceeds of any applicable credit insurance or fidelity bond, whether payable in cash or in kind; and all customer lists, ledgers, books of account, records, computer programs, computer disks or tape files, computer printouts, computer runs, and other computer prepared information relating to any of the foregoing.

        "ACCOUNTS TRIAL BALANCE" is defined in Section 7.1(e).

        "ACQUISITION" means the acquisition by Plastron Industries, Inc. of all or substantially all of the assets of Target used in the operation of the Target's business in Bensenville, Illinois.

        "ACQUISITION AGREEMENT" means the Asset Purchase Agreement dated February 17, 1999 among Plastron Industries, Inc., Target, Borrower and Plastron Management, Inc.

        "ADVANCE" means a borrowing of the Revolving Loan requested by Borrower and made by Lenders under Section 2.l.

        "AFFILIATE" means as to any Person (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, (b) any Person who is a director, officer, partner or principal (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above, or (c) any individual who is a relative of any Person described in clause (a) or clause (b) above. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For the purposes of this Agreement, neither Agent nor any Lender shall be deemed to be an Affiliate of Borrower or any of its Subsidiaries.

        "AGENT" is defined in the preamble.

        "APPLICABLE BASE RATE MARGIN" means

                (a) from the date hereof until the Pricing Matrix Commencement Date, (i) with respect to the Revolving Loan, three eighths of one percent (.375%) and (ii) with respect to the Term Loans, five eighths of one percent (.625%) and

                (b) on the Pricing Matrix Commencement Date and thereafter, the applicable percentage for each Loan set forth below beneath such Loan based upon Borrower's ratio of Senior Debt to EBITDA for the most recent Officer's Certificate of Borrower furnished pursuant to Section 7.1(c):

                                             APPLICABLE BASE RATE MARGIN
                                    ---------------------------------------------
           Senior Debt/EBITDA                           Term      and       Term
                 Ratio              Revolving Loan     Loan A              Loan B
           ------------------       --------------     ------              ------
                 < 2.0                     0%           .250%              .250%
           >/= 2.0 and < 2.5            .125%           .375%              .375%
               >/= 2.5                  .375%           .625%              .625%



        "APPLICABLE LIBOR MARGIN" means:

                (a) from the date hereof until the Pricing Matrix Commencement Date, (i) with respect to the Revolving Loan, two and three eighths percent (2.375%) and (iii) with respect to the Term Loans, two and five eighths percent (2.625%) and

                (b) on the Pricing Matrix Commencement Date and thereafter, with respect to any Loan, the applicable percentage set forth below beneath such Loan based upon Borrower's ratio of Senior Debt to EBITDA for the most recently ended period of four consecutive fiscal quarters as set forth in the most recent Officer's Certificate of Borrower furnished pursuant to Section 7.1(c):

                                                        APPLICABLE LIBOR MARGIN
                                                      ---------------------------
              Senior Debt/                              Term      and       Term
              EBITDA Ratio          Revolving Loan     Loan A              Loan B
           ------------------       --------------     ------              ------
                  < 1.5                  1.625%        1.875%              1.875%
           >/= 1.5 and < 2.0             1.875%        2.125%              2.125%
           >/= 2.0 and < 2.5             2.125%        2.375%              2.375%

                >/= 2.5                  2.375%        2.625%              2.625%

        "70% OF THE APPRAISED VALUE OF THE ILLINOIS SITE" means an amount equal to 70% of the appraised value of the Illinois Site as determined by Agent's in-house appraiser based upon a current MAI appraisal prepared by an appraiser and in form satisfactory to Bank; provided, however, that until such appraisal is received and reviewed by Bank, "70% OF THE APPRAISED VALUE OF THE ILLINOIS SITE" means $1,900,000.

        "ASSIGNMENT AGREEMENT" has the meaning set forth in Section 10.2.

        "AVAILABLE AMOUNT" means as of any date the lesser of (i) the Borrowing Base as of such date and (ii) the Revolving Commitment Limit as of such date.

        "BASE RATE" means as of any date a variable rate of interest per annum which is announced from time to time by Agent as the "prime rate," "reference rate," "base rate," or other similar rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by Agent.

        "BORROWING BASE" means as of any date of determination an amount equal to the sum of:

                (x) 85% of the aggregate face amount (less maximum discounts, credits and allowances granted to Account Debtors in connection therewith) then outstanding under existing Eligible Accounts, plus

                (y) 45% of the aggregate value of Borrower's then existing Eligible Inventory valued at the lower of cost (determined on a first-in-first-out basis) or Fair Market Value, but in no event not to exceed $5,000,000, provided, that the foregoing percentages may be reduced at the sole discretion of the Required Lenders if upon audit and examination of the Accounts and Inventory of Borrower and its Subsidiaries, the Required Lenders reasonably determine that the quality and/or character of such Collateral has deteriorated.

        "BORROWING BASE CERTIFICATE" has the meaning specified in Section
7.1(e).

        "BORROWING REQUEST" is defined in Section 2.4.

        "BUSINESS DAY" means any day on which commercial banks are not authorized or required to close in Los Angeles, California and, if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or a Conversion of or into, or an Interest Period for, a Loan bearing interest with reference to LIBOR or a notice by Borrower with respect to any such Loan, a day which is also a day on which dealings in Dollar deposits are carried out on the London interbank market.

        "CAPITAL EXPENDITURES" means the expenditures of any Person which should be capitalized on the balance sheet of such Person in accordance with GAAP (but only that portion of Capitalized Lease Obligations paid in cash during the relevant period) and which are made in connection with the purchase, construction or improvement of items properly classified on such balance sheet as Property, plant, equipment or other fixed assets or intangibles, provided that Capital Expenditures shall not include the portion of any such expenditures paid for with (a) the Net Cash Proceeds of any property insurance or condemnation award, (b) the Net Cash Proceeds of a sale of Property permitted hereunder to the extent used within 30 days after such sale to purchase like or similar Property, or (c) the Net Cash Proceeds of any purchase money Indebtedness or Capitalized Leases permitted hereunder for the purpose of financing such expenditures (provided that payments of principal amounts in respect of such purchase money Indebtedness or Capitalized Leases shall nevertheless constitute Capital Expenditures hereunder).

        "CAPITALIZED LEASE" means any lease of Property which in accordance with GAAP should be capitalized on the balance sheet of any Person or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

        "CAPITALIZED LEASE OBLIGATION" means the amount of the liability of any Person which in accordance with GAAP should be capitalized or disclosed on the balance sheet of such Person in respect of a Capitalized Lease.

        "CHATTEL PAPER" shall have the meaning provided in the Security
Agreement.

        "CLOSING DATE" means the date of the initial disbursement of Loans hereunder, which (subject to satisfaction of the applicable conditions set forth herein) shall be on March 5, 1999, or such other date as shall be mutually acceptable to Borrower, Lenders and Agent and at such place as the parties may agree.

        "CODE" means the Internal Revenue Code of 1986, as from time to time amended.

        "COLLATERAL" means any and all collateral from time to time securing the Obligations, including without limitation all "Collateral" under and as defined in any Security Agreement, any Trademark Security Agreement, any Patent Security Agreement, any Pledge Agreement, the Collateral Assignment and any Mortgage.

        "COLLATERAL ASSIGNMENT" mean the Assignment as Collateral Security executed by Plastron Industries, Inc., a Delaware corporation, in favor of Agent for the benefit of the Lenders, substantially in the form of Exhibit I, as may be amended, restated, supplemented or replaced from time to time.

        "COLLATERAL DOCUMENTS" mean the Security Agreements, the Trademark Security Agreements, the Patent Security Agreements, the Pledge Agreements, the Collateral Assignment and the Mortgages.

        "COMMITMENT" means the aggregate commitment of the Lenders to make Advances of the Revolving Loan to Borrower.

        "CONSOLIDATED CURRENT ASSETS" means all assets of Borrower and its Subsidiaries on a consolidated basis which, in accordance with GAAP, are properly classified as current assets, including of cash and cash equivalents.

        "CONSOLIDATED CURRENT LIABILITIES" means all liabilities of Borrower and its Subsidiaries on a consolidated basis maturing on demand or within one year from the date as of which such liabilities are to be determined, and such other liabilities (including, without limitation, accrued taxes) as may properly be classified as current liabilities in accordance with GAAP, and including, in any event, the outstanding principal balance of the Revolving Loan.

        "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including, without limitation, that portion of any Capitalized Lease Obligations attributable to interest expense in conformity with GAAP and amortization of capitalized interest) paid or accrued with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, excluding all commissions, discounts and other fees and charges owed with respect to letter of credit and bankers acceptance financing, prepayment charges, agency fees, administrative fees, commitment fees, capitalized transaction costs allocated to interest expense, payments received under such interest rate hedging, cap or similar agreement or arrangement, all as determined for Borrower and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.

        "CONSOLIDATED NET INCOME (LOSS)" means, for any period, the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period, determined in accordance with GAAP (but in any event without deduction of dividends paid or payable in respect of any equity interest of Borrower); provided that in determining Consolidated Net Income (Loss) there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any Person other than Borrower or any of its Subsidiaries has a joint interest or partnership interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person's assets are acquired by Borrower or any of its Subsidiaries, (iii) the proceeds of any life insurance policy, (iv) gains and losses from the sale, exchange, transfer or other disposition of Property or assets not in the ordinary course of business of Borrower and its Subsidiaries, and related tax effects in accordance with GAAP, (v) any other extraordinary or non-recurring gains and losses of Borrower or its Subsidiaries, and related tax effects in accordance with GAAP, and (vi) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or of any agreement, instrument, judgment, decree, Order, statute, rule or governmental regulation applicable to that Subsidiary.

        "CONTINUE", "CONTINUATION" and "CONTINUED" shall refer to the continuation pursuant to Section 3.1 hereof of a LIBOR Loan from one Interest Period to the next Interest Period.

        "CONTRACTS" of any Person means all contracts, undertakings, or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which such Person may now or hereafter have any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

        "CONVERT", "CONVERSION" and "CONVERTED" shall refer to a conversion pursuant to Section 3.1 hereof of (a) a LIBOR Loan into a Floating Rate Loan, or
(b) a Floating Rate Loan into a LIBOR Loan.

        "DEFAULT" means any event or condition which, with due notice or lapse of time or both, would become an Event of Default.

        "DEPOSIT ACCOUNT" of Borrower or any of its Subsidiaries means a controlled cash collateral account of such Person maintained at Comerica Bank-California.

        "DOCUMENT" shall have the meaning provided in the Security Agreement.

        "EBITDA" means, for any period, Consolidated Net Income (Loss) for such period plus all amounts deducted in determining such Consolidated Net Income
(Loss) on account of Consolidated Interest Expense, taxes based on or measured by income, depreciation expense, amortization expense and other non-cash items (including, without limitation, adjustments related to the write-up in the book value of any assets arising out of the Transactions, to the extent such adjustments are made pursuant to APB Nos. 16 and 17 and are deducted in determining Consolidated Net Income (Loss) for such period, but exclusive of extraordinary and non-recurring items), all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

        "ELIGIBLE ACCOUNT" means each account receivable of Borrower or any of its Subsidiaries:

                (a) that arises out of the sale by Borrower or such Subsidiary of inventory in the ordinary course of its business to an Account Debtor located within the United States of America (provided that in any event (i) accounts receivable of up to $500,000 at any one time outstanding owed by Ammeraal Conveyor Belting, B.V. shall be permitted to be Eligible Accounts to the extent that such accounts receivable would otherwise qualify as Eligible Accounts pursuant to the other requirements of this definition) (ii) accounts receivable of up to $150,000 at any one time outstanding owed by Phillips, B.V. shall be permitted to be Eligible Accounts to the extent that such accounts receivable would otherwise qualify as Eligible Accounts pursuant to the other requirements of this definition; and (iii) accounts receivable of up to $150,000 at any one time outstanding owed by Siemans, GmbH shall be permitted to be Eligible Accounts to the extent that such accounts receivable would otherwise qualify as Eligible Accounts pursuant to the other requirements of this definition);

                (b) that is the valid, binding and legally enforceable obligation of the Account Debtor obligated thereon and such Account Debtor is not (i) an Affiliate of Borrower or of any Subsidiary of Borrower, (ii) a director, officer or employee of Borrower or of any Subsidiary or Affiliate of Borrower, (iii) the United States of America or any department, agency or instrumentality thereof (or any state or municipality), (iv) a debtor under any proceeding under the United States Bankruptcy Code or any other comparable bankruptcy or insolvency law applicable under the law of any other country or political subdivision thereof, or (v) an assignor for the benefit of creditors;

                (c) that is assignable and not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to Agent;

                (d) that is subject to a perfected, first priority Lien in favor of Agent, for the benefit of the Lenders and is free and clear of any other Lien other than Permitted Liens;

                (e) that is net of any credit or allowance given by Borrower or such Subsidiary to such Account Debtor;

                (f) for which Borrower or such Subsidiary is not and will not become liable to the Account Debtor for goods sold or services rendered by such Account Debtor to Borrower or such Subsidiary;

                (g) that is not subject to any asserted offset, counterclaim or other defense with respect thereto, provided, however, that this clause (f) shall not cause an account to fail to be an Eligible Account to the extent of the portion thereof, if any, that is not subject to any asserted offset, counterclaim or other defense;

                (h)     that is not unpaid more than 90 days after earlier of
                (x) the date of the applicable invoice and (y) the date of shipment;

                (i) that is not owed by an Account Debtor who is obligated on accounts owed to Borrower and its Subsidiaries more than 25% of the aggregate unpaid balance of which have been past due for longer than either of the relevant periods specified in clause
                (h) above unless the Required Lenders have approved expressly in writing the continued eligibility thereof;

                (j) to the extent that it would not cause the total Eligible Accounts owing from any one Account Debtor or its Affiliates to exceed 20% of all Eligible Accounts owed to Borrower or any of its Subsidiaries; and

                (k) that does not arise from a sale to an Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis.

An account receivable which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

        "ELIGIBLE INVENTORY" means all finished goods and raw materials inventory produced or procured pursuant to valid, binding and existing purchase orders therefore and as to which Borrower or any of its Subsidiaries has title, provided that such inventory:

                (a) is subject to a perfected, first priority Lien in favor of Agent, for the benefit of the Lenders, and is free and clear of any other Lien other than Permitted Liens;

                (b)     is located at (1) one of the locations set forth on
                Schedule 6.10 or (2) such other locations within the United States of America as are permitted pursuant to this Agreement;

                (c) is not so identified to a contract to sell that it constitutes an Account;

                (d) has not been acquired by Borrower or such Subsidiary on consignment and has not been placed out on consignment by Borrower or such Subsidiary; and

                (e) is not obsolete or slow moving Inventory (including, without limitation, Inventory of a type which has not had substantial sales during the past twelve months or, in the case of any product introduced within the past twelve months, since its date of introduction), and is of good and merchantable quality free from any defects which might adversely affect the market value thereof.

Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory.

        "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Clean Air Act, the Clean Water Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Noise Control Act, Occupational Safety and Health Act, the Toxic Substances Control Act, any so-called "Superfund" or "Superlien" law, any regulation promulgated under any of the foregoing or any other Federal, state, or local statute, law, ordinance, code, rule, regulation, order, decree, common law or other requirement of any Governmental Body regulating, relating to or imposing liability or standards of conduct concerning the environment, health and safety, siting, wetlands, coastal zone management, air emissions, discharges to surface or ground water, discharges to any sewer or septic system, noise emissions, solid waste disposal or any Hazardous Material, or the generation, use, transportation or other management of Hazardous Materials, all as now or at any time hereafter may be in effect.

        "ENVIRONMENTAL MATTER" means any claim, investigation, notice letter, information request, litigation, administrative proceeding, cleanup or remediation order, whether pending or, to the knowledge of Borrower, threatened, or judgment or Order, relating to any Hazardous Materials, the release thereof, or any Environmental Law.

        "EQUIPMENT" shall have the meaning provided in the Security Agreement.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as from time to time amended.

        "ERISA AFFILIATE" means any corporation or other Person which is a member of the same controlled group (within the meaning of Section 414(b) of the Code) of corporations or other Persons as Borrower or any of its Subsidiaries, or which is under common control (within the meaning of Section 414(c) of the Code) with Borrower or any of its Subsidiaries, or any corporation or other Person which is a member of an affiliated service group (within the meaning of Section 414(m) of the Code) with Borrower or any of its Subsidiaries, or any corporation or other Person which is required to be aggregated with Borrower or any of its Subsidiaries pursuant to Section 414(o) of the Code or the regulations promulgated thereunder, to the extent effective.

        "EVENT OF DEFAULT" is defined in Section 8.1.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar Federal statute then in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar Federal statute.

        "EXCLUDED SUBSIDIARY" means (a) Summa Industries, Inc., a Barbados corporation (the "FISC"), (b) Fullerton Holdings, Inc., a California corporation, and (c) any other Person that may from time to time be designated as an Excluded Subsidiary with the consent of the Required Lenders; provided any Excluded Subsidiary (other than the FISC, so long as the FISC owns no material Property and conducts no material business operations) shall cease to be an Excluded Subsidiary upon generating gross revenues of $250,000 or more in any fiscal year, whereupon Borrower shall pledge its interest in such Subsidiary to Agent for the benefit of the Lenders pursuant to the Pledge Agreement and shall cause such Subsidiary to execute and deliver the Security Agreement and the Subsidiary Guarantee.

        "EXCLUSIVE LIENS" means Liens encumbering Property of Borrower or any of its Subsidiaries pursuant to documentation that prohibits the incurrence of any other Liens on such Property, identified as such on Schedule 6.8(a) and acceptable to Agent and the Lenders.

        "FAIR MARKET VALUE" means the amount a willing buyer would pay to a willing seller for the assets in question, neither party being under compulsion to act and both having reasonable knowledge of all relevant facts.

        "FLOATING RATE" is defined in Section 3.1.

        "FLOATING RATE LOAN" is defined in Section 3.1.

        "FUNDED DEBT" of any Person means all items described in clauses (i),
(iii), (iv) and (vi) of the definition of "Indebtedness" set forth herein, and all Guarantees of such Person in respect of any of such items.

        "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time, applied on a consistent basis both as to classification of items and amounts.

        "GENERAL INTANGIBLES" shall have the meaning provided in the Security Agreement.

        "GOVERNMENTAL BODY" means any Federal, state, county, city, town, village, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign.

        "GUARANTEE" means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, with respect to any obligations of another Person, through an agreement or otherwise, including, without limitation, (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any agreement (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations,
(ii) to purchase, sell or lease Property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the Property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy any obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation. The amount of any Guarantee shall be equal to the outstanding amount of the obligations directly or indirectly guaranteed.

        "HAZARDOUS MATERIAL" and "HAZARDOUS MATERIALS" mean, and shall be deemed to refer to:

                (1) any "hazardous substance" as defined in, or for purposes of, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Sections 9601 & 9602, or any other so-called "superfund" or "supERLIEN" law and any judicial interpretation of any of the foregoing;

                (2) any "regulated substance" as defined pursuant to 40 C.F.R. Part 280;

                (3) any "pollutant or contaminant" as defined in 42 U.S.C.A. Section 9601(33);

                (4) any "hazardous waste" as defined in, or for purposes of, the Resource Conservation and Recovery Act;

                (5)     any "hazardous chemical" as defined in 29 C.F.R. Part
                1910;

                (6) any "hazardous material" as defined in, or for purposes of, the Hazardous Materials Transportation Act; and

                (7) any other substance, regardless of physical form, or form of energy or pathogenic agent that is subject to any other past, present or future law or requirement of any Governmental Body regulating, relating to, or imposing obligations, liability, or standards of conduct concerning the protection of human health, plant life, animal life, natural resources, Property or the reasonable enjoyment of life or Property from the presence in the environment of any solid, liquid, gas, odor, pathogen or form of energy, from whatever source.

        Without limiting the generality of the foregoing, the term "Hazardous Material" thus includes, but is not limited to, any material, waste or substance that contains petroleum or any fraction thereof, asbestos, or polychlorinated biphenyls, or that is flammable, explosive or radioactive.

        "ILLINOIS SITE" means the real property located at 350, 405 and 429 S. Evergreen, Bensenville, Illinois.

        "INDEBTEDNESS" means with respect to any Person, without duplication,
(i) all indebtedness of such Person for borrowed money, (ii) any obligation incurred for all or any part of the purchase price of Property or services, other than accounts payable and accrued expenses included in current liabilities and incurred in respect of Property or services purchased in the ordinary course of business, (iii) indebtedness or obligations evidenced by bonds, debentures, notes or similar written instruments, (iv) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder,
(v) any obligation (whether or not such Person has assumed or become liable for the payment of such obligation) secured by a Lien on any Property of such Person, (vi) Capitalized Lease Obligations of such Person, (vii) all indebtedness, contingent or otherwise, with respect to any interest rate agreement, including without limitation any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Borrower or its Subsidiaries against fluctuations in interest rates, (viii) any indebtedness, contingent or otherwise, under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Borrower or any of its Subsidiaries against fluctuations in currency values, and (ix) all Guarantees of such Person.

        "INSTRUMENT" of any Person means any "instrument" of such Person, as such term is defined in Section 9105(l) (i) of the UCC, and shall include, without limitation, any draft, check, certificate of deposit, note, bill of exchange, security (including equity securities) or any other writing owned or held by such person which evidences a right to the payment of money and is not itself a security agreement or lease and is of a type which is transferred in the ordinary course of business by delivery with any necessary endorsement or assignment.

        "INTEREST PERIOD" means, with respect to any portion of the outstanding principal of the Loans bearing interest from time to time with reference to LIBOR, the period commencing on and including the date such principal is advanced or is Converted from the Floating Rate to LIBOR, or the last day of the immediately preceding Interest Period for such principal (if previously bearing interest with reference to LIBOR), and ending on but excluding the 30th, 60th, 90th or 120th day thereafter; provided that if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next day that is a Business Day (unless extending such Interest Period to the next Business Day would cause the Interest Period to end in a different calendar month, in which case the last day of such Interest Period shall be the immediately preceding Business Day). With respect to Advances bearing interest at the LIBOR Rate, in no event shall an Interest Period extend beyond the Revolving Maturity Date; and if any Interest Period would otherwise commence before and end after the Revolving Maturity Date, then the LIBOR shall not be available hereunder for such period. No Interest Period with respect to any portion of either Term Loan required to be paid on any principal installment date shall end past such principal installment date.

        "INVENTORY" of any Person means any "inventory" of such Person, as such term is defined in Section 9109 (4) of the UCC, and shall include, without limitation, any and all goods owned or held by or for the account of such Person, for sale or lease, or for furnishing under a contract of service, or as raw materials, work in process, materials incorporated in or consumed in the production, packaging, delivery or shipping of any of the foregoing, supplies, and all property the sale, lease or other disposition of which has given rise to Accounts and which has been returned to such Person or repossessed by such Person or stopped in transit, all substitutions and replacements therefore and all additions and accessions thereto; and all customer lists, ledgers, books of account, records, computer programs, computer disks or tape files, computer printouts, computer runs, and other computer prepared information relating to any of the foregoing.

        "INVESTMENT" means with respect to any Person, any investment of such Person so classified under GAAP, and, whether or not so classified, includes (a) any loan or advance made by such Person to any other Person, (b) any Guarantee, and (c) any ownership or similar interest in any other Person; and the amount of any Investment shall be the original principal or capital amount thereof less all cash returns of principal or equity thereof (and without adjustment by reason of the financial condition of such other Person).

        "ISSUING BANK" means Comerica Bank-California in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by the Borrower and the Required Lenders.

        "ISSUING OFFICE" means Issuing Bank's office located at 301 East Ocean Blvd., Long Beach, California 90802 or such other office as Issuing Bank shall designate as its Issuing Office.

        "LETTER(S) OF CREDIT" means any commercial letters of credit issued by Issuing Bank under this Agreement at the request of and for the account of Borrower pursuant to Section 2.8.

        "LETTER OF CREDIT AGREEMENT" means in respect of each Letter of Credit, the application and related documentation satisfactory to the Issuing Bank of Borrower requesting Issuing Bank to issue such Letter of Credit, as amended from time to time.

        "LETTER OF CREDIT DOCUMENTS" is defined in Section 2.8.

        "LETTER OF CREDIT FEES" means the fees payable to Agent for the account of the Lenders in connection with Letters of Credit pursuant to Section 2.8

        "LETTER OF CREDIT MAXIMUM AMOUNT" means One Million Dollars
($1,000,000).

        "LETTER OF CREDIT OBLIGATIONS" means as of any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, (b) the aggregate face amount of all Letters of Credit requested but not yet issued as of such date and (c) the aggregate amount of Reimbursement Obligations which have not been reimbursed by Borrower as of such date.

        "LETTER OF CREDIT PAYMENT" means any amount paid or required to be paid by the Issuing Bank in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other remand for payment under any Letter of Credit.

        "LIBOR" means, with respect to any portion of the outstanding Loans for any Interest Period therefore, the offered rate per annum for deposits of Dollars for a period equal to such Interest Period that appears on Telerate Page 3750 as of 11:00 A.M. (London, England time) two Business Days prior to the commencement of such Interest Period. If no such offered rate exists, the rate in respect of such Interest Period will be the rate of interest per annum, as determined by Agent (rounded upwards, if necessary, to the nearest 1/16 of 1%) at which deposits of Dollars in immediately available and freely transferable funds are offered at 11:00 A.M. (London, England time) two Business Days prior to the commencement of such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for a period equal to such Interest Period and for an amount equal or comparable to such portion of the principal amount of the Loans.

        "LIBOR RATE" is defined in Section 3.1.

        "LIBOR LOAN" is defined in Section 3.1.

        "LIEN" means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement or lessor's interest under a Capitalized Lease or analogous instrument.

        "LOAN" means each of the Revolving Loan, Term Loan A and Term Loan B, or any portion thereof, and "Loans" means all of such loans collectively.

        "LOAN DOCUMENTS" means this Agreement, the Notes, the Subsidiary Guarantees, the Security Agreements, the Trademark Security Agreements, the Patent Security Agreements, the Pledge Agreements, the Collateral Assignment, the Mortgages and all other documents, instruments and agreements (including financing statements and certificates executed and delivered from time to time in connection with or pursuant to this Agreement), as may be amended, restated, supplemented or replaced from time to time.

        "MATERIAL ADVERSE EFFECT" means any change or changes or effect or effects that individually or in the aggregate are or are likely to be materially adverse to (i) the assets, business, operations, income, prospects or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (ii) the Transactions, (iii) the ability of Borrower and its Subsidiaries to perform its respective obligations under this Agreement, the Notes, and the other Loan Documents to which they may be parties or (iv) the validity or enforceability of any of the Loan Documents in any manner that would impair the practical realization by Agent or the Lenders of their respective rights, benefits or remedies under any thereof.

        "MAXIMUM AVAILABILITY" shall mean as of any date of determination an amount equal to the then applicable Revolving Commitment Limit minus the sum (i) the principal amount of all outstanding Advances on such date plus (ii) the aggregate amount of Letter of Credit Obligations outstanding on such date.

        "MORTGAGE" means a Mortgage substantially in the form of Exhibit F-1 or a Deed of Trust substantially in the form of Exhibit F-2 pursuant to which a Site shall be pledged to Agent, for the benefit of the Lenders, as collateral for the Obligations, as may be amended, restated, supplemented or replaced from time to time.

        "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Section 3(37) or Section 4001 (a)(3) of ERISA or Section 414(f) of the Code contributed to by Borrower or any of its ERISA Affiliates and which is subject to Title IV of ERISA.

        "NET CASH PROCEEDS" means, with respect to (a) an incurrence by Borrower or any of its Subsidiaries of any Indebtedness, (b) the issuance and sale by Borrower or any of its Subsidiaries of any of its equity interests or (c) any sale, lease, transfer or other voluntary or involuntary disposition of any Property of Borrower or any of its Subsidiaries (other than sales of Inventory in the ordinary course of business, but including, without limitation, a sale or disposition of any capital stock of any Subsidiary, and any receipt of fire, property, casualty or similar insurance proceeds or condemnation awards in respect of such Property), the aggregate amount of cash consideration received by Borrower or any of its Subsidiaries in connection with such transaction after deduction of (i) all fees, costs and expenses directly incurred by Borrower or such Subsidiary in connection therewith, including, without limitation, underwriting discount, brokerage or selling commissions, if any, (ii) taxes paid or payable in connection with such transaction, (iii) in the case of any sale, lease, transfer or disposition of Property, the amount of Indebtedness secured by such Property required to be repaid in connection with such transaction, (iv) in the case of any incurrence of Indebtedness for the purpose of refinancing any existing Indebtedness, the amount of the existing Indebtedness being so refinanced, and (v) the reasonable fees and disbursements of counsel paid by Borrower or any of its Subsidiaries in connection therewith.

        "NOTE" means the Revolving Note, Term Note A or Term Note B and "NOTES" means all of them.

        "OBLIGATIONS" means all obligations (monetary or otherwise) of Borrower and its Subsidiaries to Agent and the Lenders arising under or in connection with this Agreement, the Notes and each other Loan Document; provided that the Obligations of any Subsidiary of Borrower shall be limited to the maximum amount of such Subsidiary's liability under the Subsidiary Guarantee.

        "ORDER" means any order, writ, injunction, decree, judgment, award, determination or written direction or demand of any court, arbitrator or Governmental Body.

        "PATENT SECURITY AGREEMENT" means a Patent Security Agreement substantially in the form of Exhibit J-1, made by Borrower or a Subsidiary of Borrower in favor of Agent, for the benefit of the Lenders, as may be amended, restated, supplemented or replaced from time to time.

        "PBGC" means the Pension Benefit Guaranty Corporation, and any successor agency or Governmental Body performing similar functions.

        "PENSION PLAN" means an employee pension benefit plan, as defined in
Section 3(2) of ERISA which is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, excluding a Multiemployer Plan, maintained by or contributed to by Borrower or any of its ERISA Affiliates.

        "PERCENTAGE" means, with respect to any Lender, such Lender's percentage share, as set forth on Schedule 1 of this Agreement, of each Loan and its risk participation in Letters of Credit, as such Schedule may be revised from time to time in accordance with Section 10.2.

        "PERMITTED INVESTMENTS" means, (i) marketable obligations issued or fully guaranteed by the United States of America or an instrumentality or agency thereof maturing within 180 days after acquisition thereof, (ii) open market commercial paper, maturing within 180 days after acquisition thereof, which has the highest credit rating of either Standard & Poor's Corporation or Moody's Investors Service, Inc., issued by a Person (other than Borrower or any of its Subsidiaries or Affiliates) organized under the laws of any State of the United States of America or of the District of Columbia, and (iii) certificates of deposit or bankers acceptances or other obligations maturing within 180 days after acquisition thereof issued by a domestic commercial bank which is a member of the Federal Reserve System and has capital and surplus and undivided profits in excess of $500,000,000.

        "PERMITTED LIENS" is defined in Section 7.8.

        "PERSON" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

        "PLEDGE AGREEMENT" means a pledge agreement substantially in the form of Exhibit G, pursuant to which Borrower or a Subsidiary pledges to Agent, for the benefit of the Lenders, all of such Person's ownership interests in each of its Subsidiaries (other than Excluded Subsidiaries), as amended by Amendment, Joinder and Reaffirmation of Certain Loan Documents in the form of Exhibit P, and as may be further amended, restated, supplemented or replaced from time to time.

        "PRICING MATRIX COMMENCEMENT DATE" means the date on which the financial statements for Borrower's fiscal year ending August 31, 1999 are received by Agent under Section 7.1(b).

        "PRIOR LOAN AGREEMENT" has the meaning set forth in the Recitals.

        "PROPERTY" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal, or mixed, tangible or intangible.

        "REAL ESTATE RESERVE" initially means 70% of the Appraised Value of the Illinois Site. Upon satisfaction of both of the following conditions, the Real Estate Reserve shall mean $0:

                        (i) Delivery to Agent of each of the items described on Schedule 1A in form satisfactory to Bank; and

                        (ii) Receipt by Agent of an environmental assessment report of the Illinois Site in form satisfactory to Bank prepared by environmental consultants satisfactory to Agent showing no environmental condition unacceptable to Required Lenders in the exercise of their sole discretion.

        "REQUIRED LENDERS" means, as of any date of determination (a) so long as the Revolving Commitment Limit is outstanding hereunder, Lenders holding not less than 66-2/3% of the aggregate principal amount of (i) the Revolving Commitment Limit, plus (ii) the Obligations then outstanding under Term Loan A, plus (iii) the Obligations then outstanding under Term Loan B and (b) if the Revolving Commitment Limit has been terminated, the Lenders holding not less than 66-2/3% of the aggregate principal amount of the Obligations then outstanding hereunder; provided, however, that for purposes of determining Required Lenders hereunder, Obligations outstanding under any Letter of Credit shall be allocated among the Lenders based on their respective Percentages of the Commitment.

        "RESTRICTED PAYMENT" means, with respect to any Person,

        (a) the declaration or payment of any dividend or other distribution on, or the incurrence of any liability to make any other payment in respect of, capital stock or other equity interest of such Person (other than one payable solely in the same class of capital stock of such Person),

        (b) any payment or distribution on account of the purchase, redemption, defeasance (including in-substance or legal defeasance) or other retirement of any capital stock of such Person, or of any warrant, option or other right to acquire such capital stock, or any other payment or distribution made in respect thereof, and

        (c) any payment or distribution by such Person on account of the principal of or prepayment charge, if any, or interest or other amounts, with respect to any Indebtedness of Borrower or any of its Subsidiaries which is subordinated and subject in right of payment to the prior payment of the Obligations.

        The amount of any Restricted Payment made in the form of Property shall be deemed to be the Fair Market Value of such Property as of the date of such payment.

        "REVOLVING COMMITMENT LIMIT" is defined in Section 2.1.

        "REVOLVING LOAN" is defined in Section 2.1.

        "REVOLVING MATURITY DATE" means the earlier of (i) December 31, 2001 and
(ii) the date on which the Commitment is terminated pursuant to Section 8.2.

        "REVOLVING NOTE" is defined in Section 2.1.

        "SEC" means the United States Securities and Exchange Commission and any other agency or Governmental Body that may hereafter succeed to the functions thereof.

        "SECURITIES ACT" means as of any date the Securities Act of 1933, as amended, or any similar Federal statute then in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar Federal statute.

        "SECURITY AGREEMENT" means, collectively, the security agreement(s) executed and delivered by Borrower and each of its Subsidiaries (other than Excluded Subsidiaries) in favor of Agent, for the benefit of the Lenders, substantially in the form of Exhibit C, as amended by Amendment, Joinder and Reaffirmation of Certain Loan Documents in the form of Exhibit P, as may be further amended, restated, supplemented or replaced from time to time.

        "SENIOR DEBT" means all outstanding Funded Debt of Borrower and its Subsidiaries, less the principal amount of any such Funded Debt which is expressly subordinated to the payment of the Obligations pursuant to written subordination agreements satisfactory to Agent.

        "SITE" means (a) 10163 U.S. 31 North, Charlevoix, Michigan, (b) One Gum Branch Road, Dickson, Tennessee, (c) 350, 405 and 429 S. Evergreen, Bensenville, Illinois and (d) each other parcel of real property or hereafter acquired by Borrower or any Subsidiary or hereafter required to be made subject to a Mortgage pursuant to Section 7.20.

        "SOLVENT" means, when used with respect to any Person, that (A) the fair value of the property of such Person is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person, (B) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (C) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (D) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital. For such purposes, any contingent liability (including, without limitation, pending litigation, Guarantees, pension plan liabilities and claims for federal, state, local and foreign taxes, if any) is valued at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        "SUBSIDIARY" means as to any Person (a) a corporation of which outstanding shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person and (b) any partnership, association, joint venture or other business entity the controlling interest of which is at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

        "SUBSIDIARY GUARANTEE" means the guaranty executed and delivered by the Subsidiaries of Borrower (other than Excluded Subsidiaries) in favor of Agent, for the benefit of the Lenders, substantially in the form of Exhibit H, as may be amended, restated, supplemented or replaced from time to time.

        "TARGET" means Plastron Industries, L.P., a Delaware limited partnership.

        "TERM LOAN A" is defined in Section 2.2.

        "TERM LOAN B" is defined in Section 2.3.

        "TERM LOANS" shall mean Term Loan A and Term Loan B.

        "TERM NOTE A" is defined in Section 2.2.

        "TERM NOTE B" is defined in Section 2.3.

        "TRADEMARK SECURITY AGREEMENT" means a trademark security agreement substantially in the form of Exhibit J-2, made by Borrower or a Subsidiary of Borrower in favor of Agent, for the benefit of the Lenders, as may be amended, restated, supplemented or replaced from time to time.

        "TRANSACTIONS" means the Acquisition, the Loans to be made on the Closing Date, and the other actions to be taken and documents to be delivered on or prior to the Closing Date as contemplated by this Agreement and the other Loan Documents.

        "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Agent's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

        2. CREDIT FACILITIES. Lenders shall provide the following credit facilities to Borrower (the Revolving Loan, Term Loan A and Term Loan B are sometimes referred to collectively as the "Facilities" and individually as a "Facility"):

        2.1 REVOLVING LOAN. Lenders agree to make available to Borrower, in an amount not to exceed each such Lender's Percentage of the Revolving Loan, a revolving line of credit (the "Revolving Loan") in the maximum principal amount outstanding at any one time of SEVENTEEN MILLION DOLLARS ($17,000,000) (the "Revolving Commitment Limit"), which Revolving Loan shall be evidenced by one or more Revolving Notes, each substantially in the form of Exhibit A hereto (each, a "Revolving Note" and collectively the "Revolving Notes"). Each Revolving Note shall be registered in the name of a Lender and shall have a maximum principal amount equal to such Lender's Percentage of the Commitment. The Revolving Loan shall mature and be payable in full on the Revolving Maturity Date. Subject to the terms and conditions of this Agreement, including without limitation, Section 3.7, Borrower may from time to time repay all or a portion of the amounts outstanding under the Revolving Loan (together with accrued interest to the date of repayment on the principal amount so repaid), which amounts may be reborrowed (subject to the Revolving Commitment Limit and the Available Amount) so long as the Commitment of the Lenders to make Advances under the Revolving Loan has not been terminated. In no event shall the sum of the aggregate outstanding Advances plus the outstanding Letter of Credit Obligations plus the Real Estate Reserve exceed the lesser of (i) the Revolving Commitment Limit or (ii) the Available Amount.

        2.2 TERM LOAN A. Lenders have previously provided Borrower with a term loan (the "Term Loan A") in the original principal amount of THIRTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($13,500,000), which Term Loan A is evidenced by term notes payable to each of the Lenders in the form of Exhibit B hereto (each "Term Note A") in the principal amount equal to each Lender's Percentage of the principal indebtedness outstanding under Term Loan A on the Closing Date. The aggregate principal amount outstanding under Term Loan A on the Closing Date is $9,030,272.58. Term Loan A shall be deemed to have been made under this Agreement. In no event may Borrower re-borrow any principal portion of Term Loan A that has been repaid. Principal shall be payable as provided in
Section 3.3, and interest shall be payable concurrently with principal. At its option, Borrower may from time to time prepay all or any portion of the outstanding principal of Term Loan A, together with accrued interest on the principal being so prepaid and any amount payable pursuant to Section 3.7. Borrower shall be entitled to designate the scheduled principal payments to which any partial voluntary prepayment under Term Loan A is to be applied; in such event Borrower shall pay accrued interest on the outstanding principal of Term Loan A on the payment dates when such prepaid principal payments would otherwise have been due.

        2.3 TERM LOAN B. Subject to the terms and conditions of this Agreement, Lenders agree to provide Borrower on the date hereof, with a term loan ("Term Loan B") in the principal amount of TWELVE MILLION DOLLARS ($12,000,000) which Term Loan B shall be evidenced by one or more Term Notes, each substantially in the form of Exhibit B-1 hereto (each a "Term Note B" and collectively "Term Note B") payable to each Lender in an amount equal to such Lender's Percentage of Term Loan B. In no event may Borrower re-borrow any principal portion of Term Loan B that has been repaid. Subject to the provisions of Section 7.9(d), the Term Loan B proceeds shall be used by Borrower to make a loan or capital contribution to Plastron Industries, Inc. to finance the Acquisition. Principal shall be payable as provided in Section 3.3, and interest shall be payable concurrently with principal. At its option, Borrower may from time to time prepay all or any portion of the outstanding principal of Term Loan B, together with accrued interest on the principal being so prepaid and any amount payable pursuant to Section 3.7. Borrower shall be entitled to designate the scheduled principal payments to which any partial voluntary prepayment under Term Loan B is to be applied; in such event Borrower shall pay accrued interest on the outstanding principal of Term Loan B on the payment date when such prepaid principal amounts of others have been due.

        2.4     BORROWING PROCEDURE; FUNDING RELIANCE.

                (a) Borrower may request an Advance pursuant to written notice or pursuant to telephonic notice confirmed in writing or by facsimile (each a "Borrowing Request"). Subject to the provisions of Section 3.1, each Borrowing Request shall be made not later than 2:00 p.m., Pacific Time, the last Business Day immediately preceding the proposed date of the Advance, unless the Borrowing Request is with respect to a LIBOR Loan, in which case such Borrowing Request shall be made not later than three (3) Business Days preceding the proposed date of the Advance, and shall specify the date and amount of the requested Advance, the Interest Period therefore, and whether such Advance is to bear interest with reference to LIBOR or the Floating Rate for such Interest Period. All Borrowing Requests and confirmations thereof in writing or by facsimile must be signed by an officer of Borrower who has been identified in writing to Agent as an officer authorized to make Borrowing Requests on behalf of Borrower.

                (b) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 P.M., Pacific time, on the Business Day prior to an Advance that such Lender will not make available the amount which would constitute its Percentage of such Advance on the date specified therefore, Agent may assume that such Lender has made such amount available to Agent and, in reliance upon such assumption, make available to Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to Agent, such Lender and Borrower severally agree to repay Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date Agent made such amount available to Borrower to the date such amount is repaid to Agent, at the interest rate applicable at the time to the portion of the Revolving Loan comprising such Advance.

        2.5 LENDERS' RECORDS. With respect to each Advance and Loan, each Lender is hereby authorized to note the date, principal amount, interest rate and Interest Period (if any) applicable thereto and any payments made thereon on its books and records (either manually or by electronic entry) and/or on any schedule attached to the applicable Note, which notations shall be conclusive evidence of the information noted, in the absence of manifest error. Notwithstanding the foregoing, the failure by any Lender to record any such information shall not impair the liability of Borrower to make any payment of the Obligations when due.

        2.6    FEES.

                (a) As a closing fee for the Loans provided hereunder, Borrower shall pay to Agent, for the benefit of Lenders, pro-rata in accordance with their respective Percentages, the sum of $105,000, which sum shall be non-refundable, at or prior to closing of the Transactions. Agent acknowledges receipt of such sum. Agent shall make prompt payment to each Lender of its share of such fee, based upon its respective Percentage.

                (b) From the Closing Date to the Revolving Maturity Date Borrower shall pay to the Agent for distribution to the Lenders, pro-rata in accordance with their respective Percentages, a non-refundable commitment fee with respect to the Revolving Loan quarterly in arrears commencing May 31, 1999 (in respect of the prior fiscal quarter or portion thereof) and on the first day of each fiscal quarter thereafter equal to the average daily balance of the unused portion of the Revolving Commitment Limit times .125% computed on a daily basis. The fee under this Section 2.6(b) shall be computed on the basis of a year of 360 days and assessed for the actual number of days elapsed. Upon receipt of such payment, Agent shall make prompt payment to each Lender of its share of such fee, based upon its respective Percentage.

        2.7 VOLUNTARY COMMITMENT REDUCTIONS. Upon three (3) Business Days' prior written notice to Agent, Borrower may from time to time, on any Business Day, effect a permanent reduction of the Revolving Commitment Limit; provided, however, that:

               (i) to the extent that the outstanding Advances plus the amount of outstanding Letter of Credit Obligations would exceed the Available Amount after giving effect to the requested reduction, Borrower shall, concurrently with the reduction of the Revolving Commitment Limit, make a prepayment of the Revolving Loan in an amount sufficient to cause Borrower to be in compliance with the Available Amount after giving effect to such reduction; and

               (ii) each such reduction in the Revolving Commitment Limit shall be in an aggregate minimum amount of $500,000 and an integral multiple of $25,000.

Each reduction of the Revolving Commitment Limit shall reduce, pro-rata, the Lenders' respective portions of the Revolving Commitment Limit.

        2.8     LETTERS OF CREDIT.

                (a) Letters of Credit. Subject to the terms and conditions of this Agreement, Agent shall through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Maturity Date, upon the written request of an Account Party(ies) accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Agent may require, issue Letters of Credit for the account of such Account Party(ies), in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of One Hundred Thousand Dollars ($100,000) (or such lesser amount as may be agreed to by Issuing Bank) and each Letter of Credit (including any renewal thereof) shall expire on the earlier to occur of (x) one (1) year from the date of issuance and (y) not later than ten
(10) Business Days prior to the Revolving Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the Uniform Customs and Practices for Documentary Credits of the International Chamber of Commerce, 1993 Revisions, ICC Publication No. 500 or, if applicable, ISP 98. Each application for Letter of Credit shall have noted on the first page thereof, or shall be deemed to have noted thereon:

               "Note: This application is entered into in accordance with that certain Amended and Restated Loan Agreement dated as of March 5, 1999, as amended or otherwise modified from time to time (the "Credit Agreement") among the Lenders signatory thereto and Comerica Bank-California, as Agent for the Banks, and Summa Industries and in the event of a conflict between this application and the Credit Agreement, the terms and conditions of the Credit Agreement shall govern."

                (b) Conditions to Issuance. No Letter of Credit shall be issued at the request and for the account of any Account Party(ies) unless, as of the date of issuance of such Letter of Credit:

                        (i) the face amount of the Letter of Credit requested plus the face amount of all other Letters of Credit requested on such date, plus the aggregate amount of all other Letter of Credit Obligations then outstanding does not exceed the Letter of Credit Maximum Amount; and

                        (ii) the face amount of the Letter of Credit requested plus the face amount of all other Letters of Credit requested on such date plus the principal amount of any Advances of the Revolving Loan being requested by Borrower on such date does not exceed the Maximum Availability;

                        (iii) the obligations of the Borrower set forth in this Agreement and the other Loan Documents are valid, binding and enforceable obligations of the Borrower and the valid, binding and enforceable nature of this Agreement and the other Loan Documents has not been disputed by the Borrower;

                        (iv) the representations and warranties contained in this Agreement and the other Loan Documents are true in all material respects as if made on such date, except to the extent
                (x) a representation or warranty is made as of a specific date or (y) Borrower has notified Agent of occurrences or provided information after the Closing Date to supplement such representations or warranties which are no longer true and correct in all material respects and such occurrences or supplemental information do not constitute a Default or Event of Default, and both immediately before and immediately after issuance of the Letter of Credit requested, no Default or Event of Default exists;

                        (v) the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of the relevant Account Party(ies);

                        (vi) the Account Party(ies) shall have delivered to Agent at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Agent, in its sole discretion, may permit), the

                Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be satisfactory to Agent;

                        (vii) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Agent from issuing the Letter of Credit requested, or any Lender from taking an assignment of its Commitment thereof pursuant to Section 2.8(f) hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Agent refrain from issuing, or any Lender refrain from taking an assignment of its Commitment of, the Letter of Credit requested or letters of credit generally;

                        (viii) there shall have been no introduction of or change in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for the Agent to issue or any Lender to take an assignment of its Commitment of the requested Letter of Credit, no suspension of or material limitation on trading on the New York Stock Exchange or any other national securities exchange, no declaration of a general banking moratorium by banking authorities in the United States, California or the respective jurisdictions in which the Lenders, the applicable Account Party(ies) and the beneficiary of the requested Letter of Credit are located, and no establishment of any new restrictions on transactions involving letters of credit or on banks materially affecting the extension of credit by banks; and

                        (ix) Agent shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 2.8(d) hereof.

Each Letter of Credit Agreement submitted to Agent pursuant hereto shall constitute the certification by the Account Party(ies) of the matters set forth in Section 2.8(b)(i) through (v) hereof. The Agent shall be entitled to rely on such certification without any duty of inquiry.

                (c) Notice. Agent shall give notice, substantially in the form attached as Exhibit M, to each Lender of the issuance of each Letter of Credit, not later than three (3) Business Days after issuance of each Letter of Credit, specifying the amount thereof and the amount of such Lender's Percentage thereof.

                (d) Letter of Credit Fees. Borrower shall pay to the Agent for distribution to the Lenders in accordance with their Percentages, letter of credit fees as follows:

                        (i) A letter of credit facing fee in the amount equal to one-eighth percentage point (0.125%) per annum on the undrawn amount of each Letter of Credit to be retained by Agent for its own account.

                        (ii) If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Agent or any Lender or (ii) impose on Agent or any Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) of this subparagraph shall be to increase the cost or expense to Agent or such Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Agent's or such Lender's reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon written demand by the Agent or such Lender, as the case may be, the applicable Account Party(ies) shall, within thirty (30) days following demand for payment, pay to Agent or such Lender, as the case may be, from time to time as specified by the Agent or such Lender, additional amounts which shall be sufficient to compensate the Agent or such Lender for such increased cost and expense, together with interest on each such amount from ten days after the date demanded until payment in full thereof at the Floating Rate. A certificate as to such increased cost or expense incurred by the Agent or such Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) of this subparagraph, submitted to the applicable Account Party(ies), shall be conclusive evidence, absent manifest error, as to the amount thereof.

                        (iii) All payments by the Borrower to the Agent or the Lenders under this Section 2.8(d) shall be made in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to the Borrower by the Agent. The fees described in clause (i) of this Section 2.8(d) shall be nonrefundable under all circumstances, shall be payable quarterly in advance (or such lesser period, if applicable, for Letters of Credit issued with stated expiration dates of less than three months) upon the issuance of each such Letter of Credit, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof.

                (e) Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the applicable Account Party(ies) shall pay, for the sole account of the Agent, standard documentation, administration, payment and cancellation charges assessed by Agent or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time and delivered to the relevant Account Party(ies).

                (f)     Drawings and Demands for Payment Under Letters of
Credit.

                        (i) The applicable Account Party(ies) agrees to pay to the Agent, on the day on which the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Agent in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto. Unless the applicable Account Party(ies) shall have made such payment to the Agent on such day, upon each such payment by the Agent, the Agent shall be deemed to have disbursed to the applicable Account Party(ies), and the applicable Account Party(ies) shall be deemed to have elected to substitute for its reimbursement obligation, with respect to Letters of Credit an Advance bearing interest at the Floating Rate, commencing three (3) Business Days following the date of Agent's payment pursuant to the applicable Letter of Credit, of one month (or, if unavailable, such other Interest Period as selected by Agent in its sole discretion), in each case for the account of the Lenders in an amount equal to the amount so paid by the Agent in respect of such draft or other demand under such Letter of Credit. Such Advance shall be deemed disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in this Agreement and, to the extent of the Advances so disbursed, the reimbursement obligation of the applicable Account Party(ies) under this
                Section 2.8(f) shall be deemed satisfied.

                        (ii) If the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Agent shall provide notice thereof to the applicable Account Party(ies) on the date such draft or demand is honored, and to each Lender on such date unless the applicable Account Party(ies) shall have satisfied its reimbursement obligation under Section 2.8(f)(i) hereof by payment to the Agent on such date. The Agent shall further use reasonable efforts to provide notice to the applicable Account Party(ies) prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Agent with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the applicable Account Party(ies) under Section 2.8(f)(i) hereof.

                        (iii) Upon issuance by the Agent of each Letter of Credit hereunder, each Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Percentage of the Revolving Loan. Each Lender, on the date a draft or demand under any Letter of Credit is honored (or the next succeeding Business Day if the notice required to be given by Agent to the Banks under Section 2.8(f)(ii) hereof is not given to the Revolving Credit Banks prior to 2:00 p.m. (Los Angeles time) on such date of draft or demand), shall make its Percentage of the amount paid by the Agent, and not reimbursed by the applicable Account Party(ies) on such day, and in immediately available funds at the principal office of the Agent for the account of the Agent. If and to the extent such Lender shall not have made such pro rata portion available to the Agent, such Lender, the applicable Account Party(ies) agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Agent until such amount is so made available to the Agent at a per annum rate equal to the interest rate applicable during such period to the related Advance deemed to have been disbursed under Section 2.8(f) in respect of the reimbursement obligation of the applicable Account Party(ies), as set forth in Section 2.4(b) hereof. If such Lender shall pay such amount to the Agent together with such interest, such amount so paid shall be deemed to constitute an Advance by such Bank disbursed in respect of the reimbursement obligation of the applicable Account Party(ies) under Section 2.8(f) hereof for purposes of this Agreement, effective as of the dates applicable under said
                Section 2.8(f). The failure of any Lender to make its pro rata portion of any such amount paid by the Agent available to the Agent shall not relieve any other Lender of its obligation to make available its pro rata portion of such amount, but no Lender shall be responsible for failure of any other Lender to make such pro rata portion available to the Agent.

                        (iv) Nothing in this Agreement shall be construed to require or authorize any Lender to issue any Letter of Credit, it being recognized that the Agent shall be the sole issuer of Letters of Credit under this Agreement.

                (g) Obligations Irrevocable. The obligations of the applicable Account Party(ies) to make payments to Agent or the Lenders with respect to Letter of Credit Obligations under this Section 2.8, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

                        (i) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to any Letter of Credit (the "Letter of Credit Documents");

                        (ii) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any of the Letter of Credit Documents;

                        (iii) The existence of any claim, setoff, defense or other right which the applicable Account Party(ies)may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent or any Lender or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

                        (iv) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                        (v) Payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

                        (vi) Any failure, omission, delay or lack on the part of the Agent or any Lender or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, any Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, any Lender or any such party; or

                        (vii) Any other event or circumstance that would, in the absence of this Section 2.8(g), result in the release or discharge by operation of law or otherwise of the Account Party(ies) from the performance or observance of any obligation, covenant or agreement contained in this Section 2.8.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Account Party(ies) has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Account Party(ies) against the Agent or any Lender. Nothing contained in this Section 2.8(g) shall be deemed to prevent the Account Party(ies), after satisfaction in full of the absolute and unconditional obligations of the Account Party(ies) hereunder, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent or any Lender.

                (h)     Risk Under Letters of Credit.

                        (i) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Agent shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

                        (ii) Subject to other terms and conditions of this Agreement, Agent shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Agent's regularly established practices and procedures and, except pursuant to
                Section 9.5 hereof, Agent will have no further obligation with respect thereto. In the administration of Letters of Credit, Agent shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Agent with due care and Agent may rely upon any notice, communication, certificate or other statement from the Account Party(ies), beneficiaries of Letters of Credit, or any other Person which Agent believes to be authentic. Agent will, upon request, furnish the lenders with copies of Letter of Credit Documents related thereto.

                        (iii)   In connection with the issuance and
                administration of Letters of Credit and the assignments hereunder, Agent makes no representation and shall have no responsibility with respect to (i) the obligations of the Account Party(ies) or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same,
                (ii) the financial condition of, any representations made by, or any act or omission of, the Account Party(ies) or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Agent in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Lenders expressly acknowledges that it has made and will continue to make its own evaluations of the Account Party(ies) creditworthiness without reliance on any representation of Agent or Agent's officers, agents and employees.

                        (iv) If at any time Agent shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent shall receive same for the pro rata benefit of the Lenders in accordance with their respective Percentage and shall promptly deliver to each Lender its share thereof, less such Bank's pro rata share of the costs of such recovery, including court costs and attorney's fees. If at any time any lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Bank's Percentage of such payment, such Bank will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

                (i) Indemnification. The Borrower and each Account Party hereby indemnifies and agrees to hold harmless the Lenders, the Issuing Bank and the Agent, and their respective officers, directors, employees and agents, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Lenders, the Issuing Bank or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and none of the Issuing Bank, any Lender or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:

                        (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

                        (ii) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

                        (iii) payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Bank), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

                        (iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

                        (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit;

        provided, however, that with respect to subparagraphs (i) through (v) hereof, neither the Borrower nor any Account Party shall be required to indemnify the Issuing Bank, the other Lenders and the Agent and such other persons, and the Issuing Bank shall be liable to the Borrower and each Account Party to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Borrower or the Account Party which were caused by the Issuing Bank's gross negligence, willful misconduct or wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

                        (vi) It is understood that in making any payment under a Letter of Credit the Issuing Bank will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary. It is further acknowledged and agreed that Borrower or an Account Party may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which the Lenders are alleged to be liable and it shall be a condition of the assertion of any liability of the Lenders under this Section that the Borrower shall contemporaneously pursue all remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions; provided however that, to the extent that the Issuing Bank or the Lenders are finally adjudicated to have been grossly negligent or to have acted with willful misconduct, then the Issuing Bank or the Lenders, as the case may be, shall reimburse the Borrower for the reasonable costs and expenses of pursuing such remedies.

                (j) Right of Reimbursement. Each Lender agrees to reimburse the Agent on demand, pro rata in accordance with its respective Percentage of the Commitment, for (i) the reasonable out-of-pocket costs and expenses of the Agent to be reimbursed by the applicable Account Party(ies) pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by the Borrower and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent (in its capacity as issuer of any Letter of Credit) in any way relating to or arising out of this Agreement, any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by the applicable Account Party, except to the extent that such liabilities, losses, costs or expenses were incurred by Agent as a result of Agent's gross negligence or willful misconduct or by the Agent's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

        3.      PAYMENTS OF PRINCIPAL, INTEREST AND OTHER AMOUNTS.

        3.1 INTEREST. Amounts outstanding under the Loans shall bear interest based at the rate per annum equal to the sum of the Base Rate from time to time plus the Applicable Base Rate Margin (the "Floating Rate") or, at Borrower's election subject to the following provisions of this Section 3.1, at the rate per annum equal to the sum of LIBOR plus the Applicable LIBOR Margin (the "LIBOR Rate"); provided, that following the occurrence of an Event of Default, Borrower shall have no right to elect the LIBOR Rate (but with the consent of the Required Lenders, the LIBOR Rate shall be available to Borrower) and all amounts outstanding under each Facility shall, at the option of Required Lenders, bear interest at the rate per annum equal to the sum of the Floating Rate then applicable to such Facility plus 3%. A portion of principal outstanding hereunder bearing interest at the Floating Rate shall be referred to as a "Floating Rate Loan"; and a portion of principal outstanding hereunder bearing interest at the LIBOR Rate shall be referred to as a "LIBOR Loan". With respect to any LIBOR Loan, Borrower may, at the end of the applicable Interest Period (or, subject to Section 3.7, on any other Business Day), convert such loan to a Floating Rate Loan. Borrower may at any time convert a Floating Rate Loan into a LIBOR Loan. At the time any Advance is requested, if Borrower wishes to have the LIBOR Rate apply to all or a portion of the outstanding principal of any of the Loans, and at the end of each Interest Period with respect to each LIBOR Loan, Borrower shall give Agent notice specifying (i) the interest rate option selected by Borrower, (ii) the principal amount to be subject to such interest rate, and (iii) if the LIBOR Rate is selected, the length of the applicable Interest Period. Any such notice may be given by telephone so long as, in the case of LIBOR Loans, (x) Agent received written confirmation of such telephonic notice not later than three (3) Business Days after such telephonic notice is given, and (y) such notice is given to Agent prior to 10:00 a.m., California time, on the first day of the requested Interest Period. Notwithstanding the foregoing, Borrower may only request the LIBOR Rate for amounts of principal that are at least $500,000 in the aggregate. If, upon any request to have the LIBOR Rate apply to any portion of the Loans, Borrower does not immediately accept the LIBOR Rate quoted by Agent, any subsequent acceptance by Borrower shall be subject to a redetermination of the LIBOR Rate by Agent; provided that if Borrower fails to accept any such quotation as given, then such quoted rate shall expire and Agent shall be under no obligation to permit Borrower to select the LIBOR Rate on such day. With respect to any portion of the Loans for which the LIBOR Rate has not been duly selected in accordance with the foregoing provisions of this Section 3.1, Borrower will be deemed to have selected the Floating Rate. Subject to the provisions of Section 3.7, each portion of the

Loans bearing interest at the LIBOR Rate must remain outstanding for the Interest Period selected for such portion of the Loans by Borrower.

        3.2 INTEREST PAYMENTS AND COMPUTATIONS. Accrued interest on all outstanding Loans shall be due and payable on the first Business Day of each month. Interest on LIBOR Loans shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed from the first day of the applicable Interest Period, but excluding the last day of such period. Interest on each Floating Rate Loan shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed.

        3.3 PRINCIPAL PAYMENTS. The outstanding principal of the Loans shall be payable as follows:

                (a) The remaining outstanding principal balance of Term Loan A shall be payable on the first Business Day of each month commencing April 1, 1999 in installments as follows:

                        from Closing Date through November 29, 2003: 56 installments of $127,186.93 from November 30, 2003 through October 31, 2004: 12 installments of $158,983.67

                Term Loan A shall mature and be payable in full on October 31, 2004.

                (b) The outstanding principal of the Revolving Loan shall be payable in full on the Revolving Maturity Date.

                (c) The principal of Term Loan B shall be payable in forty eight (48) monthly installments of Two Hundred Fifty Thousand Dollars ($250,000) each commencing on April 1, 1999 and on the last Business Day of each month thereafter until March 1, 2003, when Term Loan B shall mature and be payable in full.

                (d) Not later than 30 days prior to each date on which Borrower or any of its Subsidiaries is to receive any Net Cash Proceeds (or promptly upon becoming aware that any Net Cash Proceeds are to be received, if less than 30 days prior to the anticipated date of receipt), Borrower shall deliver to Agent an officer's certificate setting forth in reasonable detail a description of the transaction or event generating such Net Cash Proceeds, and stating the date such transaction or event is expected to occur and the amount of the Net Cash Proceeds expected to be received by Borrower or any of its Subsidiaries in connection therewith. All Net Cash Proceeds received by Borrower and its Subsidiaries in excess of $250,000 in the aggregate in any fiscal year (or, in the case of Net Cash Proceeds derived from the issuance or sale by Borrower of any of its equity interests or any issuance of indebtedness which is subordinate to the Obligations on terms and conditions satisfactory to Agent, 50% of such excess Net Cash Proceeds) shall be paid, immediately upon receipt thereof, to Agent (for the benefit of the Lenders as hereinafter provided) in immediately available funds, together with unpaid interest accrued on such amount to the date of such payment but without prepayment charge or premium, unless prior to the actual receipt by Borrower or the applicable Subsidiary of such Net Cash Proceeds, Agent (at the direction of Required Lenders) delivers a written notice to Borrower declining to accept such Net Cash Proceeds. Notwithstanding the foregoing, in the case of any Net Cash Proceeds consisting of insurance proceeds or condemnation awards, Borrower and its Subsidiaries shall have the option (exercisable by written notice to Agent delivered concurrently with the notice required by the first sentence of this subsection (d) (A) to replace the Property in respect of which such Net Cash Proceeds were received or to purchase other Property to be used in the ordinary course of Borrower's or such Subsidiary's business or (B) to repair or restore such Property or other Property used in the ordinary course of Borrower's business; provided, that (1) to the extent that Borrower so elects to restore or repair Property, it shall commence such repairs or restoration promptly upon the receipt of Net Cash Proceeds and shall diligently pursue at all times thereafter such repair or restoration, which shall be completed not more than 180 days following the date of receipt thereof, (2) pending the application of any such Net Cash Proceeds pursuant to clause (A) or (B) of this sentence, any amounts to be so applied shall be retained in the Deposit Account and invested solely in Permitted Investments, and (3) any portion of such Net Cash Proceeds that is not to be so applied shall be paid to Agent in accordance with the second sentence of this subsection (d). All Net Cash Proceeds paid to Agent as herein provided shall be applied first to repay the indebtedness outstanding under Term Loan A, ratably among the Lenders in accordance with their respective Percentages and second to repay the indebtedness outstanding under Term Loan B, ratably among the Lenders in accordance with their respective Percentage.

                (e)     (i)     Not later than 30 days following the first to
                occur of (A) the delivery of Borrower's audited financial statements for the fiscal year ending August 31, 1999 pursuant to Section 7.1(b), and (B) the date by which such audited financial statements are required to be delivered pursuant to
                Section 7.1(b), Borrower shall tender to Agent, for the ratable benefit of the Lenders in accordance with their respective Percentages, a prepayment in an amount equal to the greater of
                (x) 50% of Excess Cash Flow or (y) $1,500,000.

                        (ii) On a semi-annual basis commencing with the fiscal year ending August 31, 2000, Borrower shall tender to Agent, for the ratable benefit of the Lenders in accordance with their respective Percentages, a prepayment in an amount equal to 50% of Excess Cash Flow on the date which is not later than 30 days following the first to occur of (x) the delivery of Borrower's financial statements required under Section 7.1(a) for the second fiscal quarter of each year commencing with the fiscal year ending August 31, 2000 and (y) the date by which such financial statements are required to be delivered pursuant to Section 7.1(a) and a prepayment in an amount equal to the greater of (A) 50% of Excess Cash Flow or (B) $2,500,000 on the date which is not later than 30 days following the first to occur of (x) the delivery of Borrower's audited financial statements for such fiscal year pursuant to Section 7.1(b), and
                (y) the date by which such audited financial statements are required to be delivered pursuant to Section 7.1(b); provided, however, that the aggregate prepayments made by Borrower under this subparagraph (ii) shall be not less than $2,500,000 with respect to each fiscal year commencing with the fiscal year ending August 31, 2000.

                        (iii) "Excess Cash Flow" means as of any date of determination, the sum of Borrower's annual Consolidated Net Income for the period commencing on the first day of the applicable fiscal year and ending on the date of determination plus depreciation and amortization for such period less the current portion of long term debt for such period (which for these purposes will include all scheduled installments of long term debt that would otherwise be treated as "current portions" under GAAP as of the date of determination, regardless of whether any such installments have been prepaid) and Capital Expenditures incurred but not financed during such period, all calculated excluding any accounting items in respect of Net Cash Proceeds received during the most recently ended fiscal year that were paid to Agent during such period in accordance with Section 3.3(d).

                        (iv) Any such prepayment under this Section 3.3(e) shall be applied first against the remaining installments of Term Loan A on a pro-rata basis based upon the number and amounts of such installments and second against the remaining installments of Term Loan B on a pro-rata basis based upon the number and amounts of such installments.

                (f) Anything herein to the contrary notwithstanding, the sum of the aggregate outstanding principal amount of Advances of the Revolving Loan plus the aggregate outstanding Letter of Credit Obligations shall not at any time exceed the Available Amount as from time to time determined (in accordance with the most recently delivered Borrowing Base Certificate), and no Advance may be requested unless after giving effect thereto Borrower is in compliance with foregoing requirement. In the event that the aggregate outstanding principal amount of the Revolving Loan shall at any time and for any reason (including, without limitation, a decrease in the amount of the Borrowing Base) exceed the Available Amount then in effect, Borrower shall, without notice or demand, pay not later than the Business Day after the date such excess is determined the amount of such excess to Agent as a prepayment of the principal amount of the Revolving Loan, together with all unpaid interest accrued on the amount of such excess to such date but without prepayment charge or premium. Upon any determination by Borrower that a prepayment of the Revolving Loan is required pursuant to this Section 3.3(f), Borrower shall immediately notify Agent in writing of such determination, specifying the amounts of principal and interest required to be prepaid hereunder and the date on which such prepayment will occur.

        3.4 LIBOR LENDING UNLAWFUL. If any Lender shall determine (which determination shall upon notice thereof to Borrower and Agent, be conclusive and binding on Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other Governmental Body asserts that it is unlawful, for such Lender to make, continue or maintain any loan as, or to convert any loan into, a LIBOR Loan, the obligations of such Lender to make, continue, maintain or convert any such loans shall, upon such determination, forthwith be suspended until Lender shall notify Borrower and Agent that the circumstances causing such suspension no longer exist, and all LIBOR Loans shall automatically convert into Floating Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

        3.5 DEPOSITS UNAVAILABLE. If any Lender shall have determined that by reason of circumstances affecting such Lender's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Loans, then, upon notice from such Lender to Borrower, the obligations of such Lender to make or continue any loans as, or to convert any loans into, LIBOR Loans shall forthwith be suspended until such Lender shall notify Borrower and Agent that the circumstances causing such suspension no longer exist.

        3.6 INCREASED LIBOR LOAN COSTS, ETC. Borrower agrees to reimburse each Lender for any increase in the cost to such Lender (by reason of the introduction of or any change in or in the interpretation of any law) of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any loans as, or of converting (or of its obligation to convert) any loans into, LIBOR Loans. Each Lender shall promptly notify Borrower and Agent in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefore and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by Borrower directly to such Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on Borrower.

        3.7 FUNDING LOSSES. In the event that any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any loan as, or to convert any portion of the principal amount of any loan into, a LIBOR
Loan) as a result of (a) any conversion or repayment or prepayment of the principal amount of any LIBOR Loan on a date other than the scheduled last day of the Interest Period applicable thereto, for any reason, or (b) any loans not being made as LIBOR Loans in accordance with Borrower's request therefore; then, upon the written notice of such Lender to Borrower and Agent, Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in such Lender's reasonable determination) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower.

        3.8 CAPITAL MAINTENANCE. In the event that after the Closing Date the adoption of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender or Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by such Lender or Agent (or any corporation controlling such Lender or Agent) and such Lender or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Lender's or Agent's obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Lender's or Agent's (or such controlling corporation's) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or Agent to be material (collectively, "Increased Costs"), then Agent or such Lender shall notify the Borrower, and thereafter the applicable Borrower shall pay to such Lender or Agent, as the case may be, from time to time, upon request by such Lender or Agent, additional amounts sufficient to compensate such Lender or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or Agent reasonably determines to be allocable to the existence of such Lender's or Agent's obligations or Advances hereunder; notwithstanding the forgoing, however, the Borrower shall not be required to pay any increased costs under Sections 2.8(b)(viii), 3.5 or 3.6 for any period ending prior to the date that is 90 days prior to the making of a Lender's initial request for such additional amounts unless the applicable change in law or other event resulting in such increased costs is effective retroactively to a date more than 90 days prior to the date of such request, in which case a Lender's request for such additional amounts relating to the period more than 90 days prior to the making of the request must be given not more than 90 days after such Lender becomes aware of the applicable change in law or other event resulting in such increased costs. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Lender or Agent, as the case may be, shall be submitted by such Lender or by Agent to the Borrower, reasonably promptly after becoming aware of any event described in this Section 3.8 and shall be conclusive, absent manifest error in computation.

        3.9 ADJUSTMENTS IN MARGIN. Adjustments to the Applicable Base Rate Margin and Applicable LIBOR Margin, based upon the ratio of Senior Debt to EBITDA, shall be implemented on a quarterly basis commencing on the Pricing Matrix Commencement Date. Such adjustments shall be given prospective effect only, effective as to all Loans and Advances outstanding hereunder, upon the required date of delivery of the financial statements required under Sections 7.1(a) and 7.1(b) in each case establishing applicability of the appropriate adjustment and in each case with no retroactivity or clawback. In the event Borrower fails to timely deliver such financial statements, then from the date of required delivery until such financial statements are delivered, the Applicable Base Rate Margin and the LIBOR Margin shall be at the highest levels.

        4.      SECURITY FOR OBLIGATIONS.

        4.1 SECURITY INTEREST. As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Obligations, Borrower and each of its Subsidiaries shall assign, convey, mortgage, pledge, hypothecate and transfer to Agent, for the benefit of the Lenders, a security interest in all of the Collateral (and all of each such Person's interest in any Site), all as more specifically provided in the Security Agreements, the Pledge Agreements, the Patent Security Agreements, the Trademark Security Agreements, the Collateral Assignment and the Mortgages.

        4.2     AGENT AS ATTORNEY-IN-FACT.

                (a) Borrower hereby irrevocably constitutes and appoints Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time in Agent's discretion, for the purpose of carrying out the terms of this Agreement, without notice to or assent by Borrower, upon the occurrence and during the continuance of an Event of Default:

                        (i) to ask, demand, collect, receive and give acquittances and receipts for any and all monies due and to become due under any Collateral and, in the name of Borrower or its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other Instruments for the payment of monies due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Borrower for the purpose of collecting any and all such monies due under any Collateral whenever payable;

                        (ii) to pay or discharge taxes or Liens levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefore and the costs thereof;

                        (iii) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all monies due, and to become due thereunder, directly to Agent or as Agent shall direct; (B) to receive payment of and receipt for any and all monies, claims and other amounts due, and to become due at any time, in respect of or arising out of any Collateral;
                (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other Documents constituting or relating to the Collateral; (D) to settle and adjust any claims under all policies of insurance covering the Collateral; (E) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (F) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (G) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as Agent may deem appropriate; (H) to license or, to the extent permitted by an applicable license, sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any patent, copyright or trademark, throughout the world for such term or terms, on such conditions, and in such manner, as Agent shall in its sole discretion determine; (I) to receive and open Borrower's mail, and to appropriate therefrom any payment in respect of Accounts or otherwise constituting Collateral and apply the same to the Obligations (in furtherance of which Agent shall be entitled to direct any party, including the U.S. Postal Service, to send Borrower's mail to Agent) and (J) generally to sell, transfer, pledge, make any agreement with respect or otherwise deal with any of the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, and to do, at Agent's option, at any time, or from time to time, all acts and things which Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and Agent's Lien therein, in order to effect the intent of this Agreement, all as fully and effectively as Borrower might do; and

                        (iv) to take any and all other appropriate action and to
                execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement.

                (b) Borrower hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this Section 4.2 is a power coupled with an interest and shall be irrevocable until the Obligations are indefeasibly paid in full.

                (c) The powers conferred on Agent hereunder are solely to protect Agent's interests in the Collateral and shall not impose any duty upon Agent to exercise any such powers. Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act, except for its or their respective gross negligence or willful misconduct and for failure to exercise reasonable care with respect to any Collateral under its or their respective possession or control.

                (d) Borrower also authorizes Agent, at any time and from time to time upon the occurrence and during the continuation of any Event of Default, (i) to communicate in its own name with any party to any Contract with regard to the assignment of the right, title and interest of Borrower in and under the Contracts hereunder and other matters relating thereto and (ii) to execute, in connection with the sale provided for in Section 8.3, any endorsements. assignments or other instruments of conveyance or transfer with respect to the Collateral.

        4.3 PERFORMANCE OF BORROWER'S OBLIGATIONS. If Borrower fails to perform or comply with any of its agreements contained herein and Agent, as provided for by the terms of this Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable expenses of Agent incurred in connection with such performance or compliance, together with interest thereon at the rate then in effect in respect of the Loans, shall be payable by Borrower to Agent on demand and shall constitute Obligations secured hereby.

        5.      CONDITIONS PRECEDENT.

        5.1 INITIAL BORROWING. The obligation of Lenders to enter into this Agreement, to disburse Term Loan B, and to make the initial Advance under the Revolving Loan is subject to the fulfillment, to the satisfaction of Agent, Lenders and their counsel, of each of the following conditions:

                (a) Proceedings Satisfactory. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Agent and its counsel, and Lenders and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                (b) Delivery of Notes. There shall have been delivered to each Lender such Lender's respective Term Note A, Term Note B and Revolving Note, each duly executed by Borrower and dated the Closing Date (except for the Term Notes A which are dated as of October 21, 1997) , in the respective principal amounts, having the required maturity date and as otherwise provided herein.

                (c) Opinion of Borrower's Counsel. Agent and the Lenders shall have received from counsel acceptable to Bank for Borrower and its Subsidiaries, legal opinions addressed to Agent and the Lenders and dated the Closing Date substantially to the effect of the matters set forth in Exhibit D. Agent and the Lenders shall also have received such opinions of local or special counsel as they may reasonably request. In addition, Agent shall have received a reliance letter from counsel to Target, authorizing Agent and the Lenders to rely upon the opinion being rendered by such counsel in connection with the Acquisition.

                (d) Initial Borrowing a Base Certificate. At least two Business Days prior to the Closing Date, Borrower shall have delivered to Agent a duly completed and executed Borrowing Base Certificate and Accounts Trial Balance as at January 31, 1999 (updated as of the Closing Date to include Plastron Industries, Inc.) satisfactory in form and substance to Agent. In addition, Borrower shall have delivered to Agent an opening balance sheet of Borrower, prepared by the Accountants on a pro forma basis giving effect to the Transactions.

                (e) Representations and Warranties True, Etc.; Certificates. The representations and warranties contained in Section 6 and elsewhere in this Agreement and the representations and warranties contained in the other Loan Documents shall be true in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date. Borrower and its Subsidiaries shall have performed all material agreements on their part required to be performed under this Agreement and the other Loan Documents on or prior to the Closing Date; there shall exist on the Closing Date no Default or Event of Default; Borrower shall have delivered to Agent an officer's certificate, dated the Closing Date, to such effect and to the effects specified in subsections (f), (h) and (i) below, inclusive; and Agent shall have received such certificates or other evidence as Agent may request to establish that the proceeds of the Loans made on the Closing Date will be applied as contemplated by this Agreement.

                (f) Acquisition Agreement. The Acquisition Agreement shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. All of the material terms, conditions and provisions thereof shall be satisfactory to Agent, Lenders and their counsel in all respects in form and substance and no material term, condition or provision thereof shall have been supplemented, amended, modified or waived without Agent's prior written consent. Agent shall have received a copy of the Acquisition Agreement (including any and all amendments, modifications and supplements thereto to and including the Closing Date), certified by a duly authorized officer of Borrower as true, correct and complete.

                (g) Acquisition and Other Transactions. Concurrently with the disbursement of Term Loan B and the initial Advance of the Revolving Loan, the Acquisition shall have been duly consummated in accordance with the provisions of the Acquisition Agreement, and the Acquisition shall become effective in accordance with the provisions of the Acquisition Agreement, and Agent and the Lenders shall have received such certificates, opinions and other evidence with respect to the foregoing as they shall request.

                (h) Absence of Material Adverse Change, Etc.. Since February 17, 1999, no change or changes or event or events shall have occurred which Agent reasonably believes in good faith constitutes or is likely to have a Material Adverse Effect.

                (i) Consents and Approvals. All necessary consents, approvals and authorizations of, and declarations, registrations and filings with, Governmental Bodies and nongovernmental Persons required in order to consummate the Acquisition, the Loans and the other Transactions shall have been obtained or made and shall be in full force and effect. Agent shall have received satisfactory evidence that Borrower and Target are exempt from bulk transfer laws in connection with the Acquisition.

                (j) Absence of Litigation, Orders, Etc. There shall not be pending or, to the knowledge of Borrower and its Subsidiaries, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any of its Subsidiaries or the respective assets or Property of any of such Persons which seeks to enjoin or restrain any of the Transactions or which Agent reasonably believes in good faith is likely to have a Material Adverse Effect. No Order of any court, arbitrator or Governmental Body shall be in effect which purports to enjoin or restrain any of the Transactions or which Agent reasonably believes in good faith constitutes or is likely to have a Material Adverse Effect.

                (k) Security Agreements, Collateral Assignment and Subsidiary Guarantee. Borrower and each Subsidiary (other than the Excluded Subsidiaries) shall have executed and delivered the Security Agreement and (in the case of such Subsidiaries) the Subsidiary Guarantee, each of Borrower and its Subsidiaries which owns any material patent or trademark shall have executed and delivered a Patent Security Agreement (in the case of patents) or a Trademark Security Agreement (in the case of trademarks), and Plastron Industries, Inc. shall have executed and delivered a Collateral Assignment.

                (l) Pledge Agreement. Borrower and each Subsidiary of Borrower that has a Subsidiary shall have executed and delivered the Pledge Agreement.

                (m) Mortgages. The Mortgages relating to the Sites described in clause (a), (b) and (c) of the definition of "Site" shall have been duly executed and delivered by the respective owners of such Sites.

                (n) Title Insurance. Agent, for the benefit of the Lenders, shall have received from the Title Insurance Company its ALTA 1992 form of loan policy of title insurance with respect to each Site, acceptable in form and substance to Agent and the counsel for the Lenders, insuring the creation under the Mortgage in favor of Agent with respect to such Site of a valid first priority mortgage lien against such Site, subject to such exceptions to title as may be acceptable to Agent and the counsel for the Lenders, together with complete, legible copies of all encumbrances, maps and surveys of record (each a "Title Policy"). Each Title Policy shall be dated as of the Closing Date, shall be in an amount equal to the appraised value of the applicable Site and, to the extent permitted under applicable laws and to the extent applicable to each type of policy, shall
(x) contain affirmative endorsements as to mechanics' liens, usury, doing business, zoning (with express parking coverage), easements and rights-of-way, comprehensive coverage, encroachments, rights of access and survey matters, (y) delete the creditors' rights exclusion and the general exceptions to coverage, and (z) contain such other endorsements reasonably requested by Agent.

                (o) Environmental Audit. Not less than two (2) Business Days prior to the Closing Date, Agent and each Lender shall have received a phase 1 environmental report for each Site, which shall be approved by Agent and the Lenders in their sole and absolute discretion.

                (p) Survey. Not less than two (2) Business Days prior to the Closing Date, Borrower shall have delivered, or shall have caused to be delivered, to Agent, with sufficient counterpart originals for Agent to distribute to each Lender, an ALTA survey of each Site in a form satisfactory to the Title Insurance Company and showing no state of facts unsatisfactory to Agent and counsel to the Lenders, which survey shall be certified to Agent, for the benefit of the Lenders. Each such survey shall also certify that no portion of the applicable Site lies within a flood hazard area or contains wetlands.

                (q) Deposit Account. Borrower and each of its Subsidiaries shall have established its respective Deposit Account with Agent, and Borrower shall have supplied Agent with evidence of the filing of the appropriate financing statements and other documents under the provisions of the UCC or under applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, and shall have taken all other action as may be necessary or appropriate to grant Agent valid, enforceable, first priority perfected Liens in such Deposit Accounts. Amounts held in the Deposit Accounts shall be invested solely in Permitted Investments.

                (r) Financing Statements; Assignments. On or prior to the Closing Date, Agent shall have received from Borrower duly executed UCC financing statements identifying Borrower as "debtor" and Agent, for the benefit of the Lenders, as "secured party" and containing an adequate description of all Collateral in which a security interest may be properly perfected under the UCC, which financing statements shall have been filed in all places deemed necessary or desirable by Agent in order to perfect the security interests granted pursuant to the Loan Documents. In addition, Agent shall have received such assignments, endorsements or other interests as may be necessary to perfect Agent's security interest in any Collateral.

                (s) Constituent Documents. Agent shall have received copies of (i) the Articles or Certificate of Incorporation of Borrower and each Subsidiary (other than Excluded Subsidiaries), certified as of a recent date by the Secretary of State of the State of its incorporation, and (ii) Borrower's and each such Subsidiary's By-Laws certified as of the Closing Date by the Secretary of Borrower or such Subsidiary.

                (t) Resolutions; Incumbency. Agent shall have received certified resolutions of the Board of Directors and shareholders of Borrower and each Subsidiary (other than Excluded Subsidiaries) with respect to this Agreement and the other Loan Documents, together with a certificate identifying Borrower's and each such Subsidiary's incumbent officers and setting for specimen signatures of such officers.

                (u) Borrowing Request. With respect to an Advance of the Revolving Loan, Agent shall have received a Borrowing Request conforming to the requirements of Section 2.4.

                (v) Fees Payable at Closing. Borrower shall have paid Agent's counsel for the legal fees and expenses incurred in their representation of Agent in connection with the issuance and sale of the Notes and the other transactions contemplated by this Agreement and paid Agent the closing fee required under Section 2.6(a).

                (w) Insurance. Agent shall have received policies or certificates of insurance satisfactory to Agent demonstrating that Borrower has obtained insurance as required by this Agreement.

        5.2 SUBSEQUENT BORROWINGS. The obligation of Lenders to make any Advance hereunder is further subject to the fulfillment, to the satisfaction of Agent, the Lenders and their counsel, of each of the following conditions:


                (a) Compliance with Warranties, No Default, etc. Both before and after giving effect to any Advance, (i) each of the representations and warranties set forth in Section 6 shall be true and correct in all material respects, except to the extent that they expressly relate to an earlier date,
(ii) there shall exist no Default or Event of Default, and (iii) no condition shall exist and no event shall have occurred which has had or could have a Material Adverse Effect.

                (b) Borrowing Request. Agent shall have received a Borrowing Request conforming to the requirements of Section 2.4. The delivery of each Borrowing Request shall constitute a representation and warranty by Borrower that on the date of such Advance (both immediately before and after giving effect to such Advance) the statements made in the foregoing subsection (a) are true and correct. In addition, in the case of a request for a Loan under the Purpose Line, Agent shall have received all other documents and information required pursuant to Section 2.4 in connection with the acquisition to be financed by the requested Loan, and Agent and the Lenders shall have approved of such acquisition and the documentation thereof in their sole discretion.

                (c) Commitment Amount and Expiration Not Exceeded. The aggregate outstanding principal amount of the Revolving Loan, after giving effect to such Advance, plus the aggregate outstanding Letter of Credit Obligations shall not exceed the Available Amount. No funds requested under the Revolving Loan shall be disbursed following the Revolving Maturity Date.

                (d) Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of Borrower shall be satisfactory in form and substance to Agent, the Lenders and their counsel; Agent, the Lenders and their counsel shall have received all information, approvals, opinions, documents or instruments as they may reasonably request.

        6. REPRESENTATIONS AND WARRANTIES. Borrower hereby makes the following representations and warranties to Agent and each Lender. For purposes of these representations and warranties, it is expressly understood that (i) except for purposes of Section 6.5, Target and its Subsidiaries shall be considered Subsidiaries of Borrower, regardless of whether or not Target and its Subsidiaries were actually Subsidiaries of Borrower during the time periods covered by any such representation and warranty, and (ii) for purposes of any reference to Borrower's "knowledge" the knowledge of any Subsidiary shall be attributed to Borrower.

        6.1     EXISTENCE AND AUTHORITY. Borrower and each of its Subsidiaries
(a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business in each additional jurisdiction where the failure to so qualify would have a Material

Adverse Effect and (b) has all requisite power to own its Properties and to carry on its business as now being conducted and as proposed to be conducted, and to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is a party to execute, issue, sell, deliver and perform its obligations under the Notes (in the case of Borrower) and to engage in the respective transactions contemplated by this Agreement and the Loan Documents to which it is a party.

        6.2 AUTHORIZATION. The execution, delivery and performance by Borrower and each of its Subsidiaries of this Agreement, the Notes and the Loan Documents to which it is a party, are within its powers and have been duly authorized by all necessary corporate action by or on behalf of such Person.

        6.3 BINDING EFFECT. This Agreement and the Loan Documents to which Borrower or any of its Subsidiaries is a party are the legal, valid and binding obligations of Borrower or such Subsidiary (as the case may be), and the Notes when issued and delivered against payment therefore as herein provided will be the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relative to or affecting the enforcement of creditors' rights generally in effect from time to time and by general principles of equity.

        6.4 OWNERSHIP INTERESTS. Except as set forth on Schedule 6.4, Borrower will not have outstanding any equity or ownership interests or other securities convertible into or exchangeable for any of its equity or ownership interests, nor will there be outstanding any rights to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreements (contingent or otherwise) providing for the issuance of, or any calls, commitments or claims of any character relating to, any of its equity or ownership interests or any securities convertible into or exchangeable for any of its equity or ownership interests. After giving effect to the Transactions, Borrower will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity interests.

        6.5     BUSINESS OPERATIONS AND OTHER INFORMATION; FINANCIAL CONDITION.

                (a) Borrower has delivered to Agent and the Lenders true and complete copies of (i) the audited consolidated balance sheets of Borrower as of August 31, 1996, August 31, 1997 and August 31, 1998, the audited consolidated balance sheets of Target as of December 31, 1998 and the respective related audited statements of operations and earnings (or deficit) and cash flows for each of the fiscal years then ended, together with the notes thereto and the reports thereon of Arthur Andersen, LLP (the "Audited Financial Statements"), and (ii) the unaudited balance sheet of Borrower as of January 31, 1999, the unaudited balance sheet of Target as of December 31, 1998 and the respective related unaudited statements of operations and earnings and cash flows for the portion of each such Person's fiscal year then ended (the "Unaudited Financial Statements", which Audited Financial Statements and Unaudited Financial Statements are true and correct; the Audited Financial Statements and the Unaudited Financial Statements are sometimes hereinafter collectively referred to as the "Financial Statements"). True and complete copies of the Financial Statements have been delivered to Agent. The Financial Statements have been prepared in accordance with GAAP (except as noted thereon) consistently applied throughout the periods involved, and present fairly, in all material respects, the respective financial positions of Borrower and Target as at each of the dates of the balance sheets contained therein and the respective results of operations and cash flows of Borrower and Target for each of the respective periods then ended, subject, in the case of the Unaudited Financial Statements, to non-material year-end audit adjustments and absence of the notes required by GAAP. As of the date of each of the balance sheets included in the Financial Statements neither Borrower nor Target had any Indebtedness or liability, absolute or contingent, liquidated or unliquidated, which, in accordance with GAAP, would be reflected on such Financial Statements, except Indebtedness and liabilities reflected or reserved against on such respective balance sheets or described in the notes thereto.

                (b) Except as contemplated herein or in the Loan Documents, or as disclosed in Schedule 6.5(b), since January 31, 1999 with respect to Borrower and since December 31, 1998 with respect to Target, neither Borrower nor Target has:

                        (1) written off or been required by GAAP to write off any Accounts in excess of $25,000 in the aggregate;

                        (2) written down Inventory in excess of $25,000 in the aggregate; or

                        (3) suffered any Material Adverse Effect or any event or condition which could reasonably be expected to result in a Material Adverse Effect.

        6.6 SUBSIDIARIES. Except as set forth on Schedule 6.6, Borrower does not, and will not have on the Closing Date, after giving effect to the Transactions, (a) any Subsidiaries or (b) except for Permitted Investments, any capital stock or other equity interest in any other Person or any option, warrant or right to purchase or acquire any such capital stock or other equity interest.

        6.7     LITIGATION; NO VIOLATION OF GOVERNMENTAL ORDERS OR LAWS.

                (a) Except as set forth in Schedule 6.7(a), there are no actions, suits or proceedings pending, or, to the best knowledge of Borrower after due inquiry, threatened against or affecting Borrower or any of its Subsidiaries, any of their respective Properties or any officer or director of Borrower or any such Subsidiary which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; or which seek to enjoin, or otherwise prevent the consummation of, any of the Transactions in any court or before any arbitrator of any kind or before or by any Governmental Body.

                (b) Except as set forth in Schedule 6.7(b), neither Borrower nor any of its Subsidiaries (nor any of their respective Properties) will be, after or as a result of giving effect to the Transactions, in default under or in violation of any Order of any court, arbitrator or Governmental Body or any statute or law or any rule or regulation of any Governmental Body (including, without limitation, any building, zoning or other ordinance, code or rule), which default or violation has or could reasonably be expected to have a Material Adverse Effect; and none of them is subject to or a party to any Order of any court or Governmental Body arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters.

        6.8     OUTSTANDING INDEBTEDNESS; INVESTMENTS.

                (a) Schedule 6.8(a) sets forth a correct and complete list and description of each item of Funded Debt of Borrower and its Subsidiaries and all Liens securing such Funded Debt, now outstanding or existing, or which will be outstanding or existing on the Closing Date after giving effect to the Transactions.

                (b) Schedule 6.8(b) sets forth a correct and complete list of each Investment of Borrower and its Subsidiaries which is now outstanding or existing, or which will be outstanding or existing on the Closing Date after giving effect to the Transactions.

        6.9 CONSENTS, ETC. No consent, approval or authorization of or declaration, registration or filing with any Governmental Body or any nongovernmental Person (including, without limitation, any creditor or stockholder of Target or Borrower, and also including, without limitation, any consent, approval, authorization, declaration or filing or the expiration of any waiting period under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976) is required in connection with the execution or delivery of this Agreement, the Notes, the Subsidiary Guarantee, the Acquisition Agreement or the other Loan Documents by the respective parties thereto or the performance by such parties of their respective obligations thereunder, or in connection with the consummation of the transactions contemplated hereby and thereby, or as a condition to the legality, validity or enforceability of this Agreement, the Notes, the Guarantees, the Acquisition Agreement or the other Loan Documents, except for such consents, approvals, authorizations, declarations, registrations or filings as are listed in Schedule 6.9, all of which have been or will on or prior to the Closing Date be obtained and are or will then be in full force and effect. Target and Borrower are exempt from all applicable bulk sale and bulk transfer laws in connection with the Acquisition.

        6.10    TITLE TO PROPERTIES. Borrower and each of its Subsidiaries has
(i) good and marketable fee simple title to its respective real Properties (other than real Properties which are leased from others), subject to no Lien of any kind except for Liens described in Schedule 6.10 and Permitted Liens and
(ii) good title to all of its Equipment and other personal Property and assets (other than Properties and assets leased from others), subject to no Lien of any kind except Permitted Liens. Schedule 6.10 sets forth a true and complete list and brief description of all real Property owned or leased by Borrower and its Subsidiaries and all other real Property where Borrower and its Subsidiaries maintain any assets on the Closing Date (after giving effect to the Acquisition but excluding locations where the aggregate value of assets owned by Borrower at such location is less than $2,000 (each a "DeMinimis Site" and collectively the "DeMinimis Sites")), together with a true and complete list of all leases of real Property to which Borrower or any of its Subsidiaries is a party, identifying the parties to each such lease and the Property to which it relates. True and complete copies of all such leases, together with all amendments, modifications and supplements thereto to the date hereof, have been made available to Agent. As of the Closing Date, Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases to which it is a party, none of which contains any unusual or burdensome provisions which might have a Material Adverse Effect, and all such leases are valid and subsisting and in full force and effect. As of the Closing Date, Borrower and its Subsidiaries are not in breach or violation of the terms of any of such leases (except for such breaches and violations as will not have, individually or in the aggregate, a Material Adverse Effect), and after due inquiry Borrower knows of no breach or violation of any of such leases by any party other than Borrower and its Subsidiaries. None of the personal Property owned or to be owned by Borrower or any such Subsidiary is or will be located or stored on sites other than those listed on Schedule 6.10 (except for DeMinimis Sites). Except as set forth in Schedule 6.10, as of the Closing Date the tangible Properties of Borrower and its Subsidiaries are and will be reasonably fit for the use for which they are being put by each of such Persons in the ordinary course of its business and are in reasonably sufficient and satisfactory condition to operate the business of each of such Persons as presently conducted except for such tangible Properties with respect to which the failure to be so fit or to be in such condition shall not give rise to a Material Adverse Effect.
Schedule 6.10 also contains a true, complete and correct list and brief descriptions of all Equipment having a Fair Market Value of $5,000 or more owned or leased by each of such Persons on the Closing Date and the addresses where Borrower and each of its Subsidiaries maintain its chief executive office and principal place of business.

        6.11 TAXES. Except as disclosed on Schedule 6.11, as of the Closing Date, Borrower and each of its Subsidiaries, and each Person required to file any tax or informational return in respect of any consolidated group of which any of them is or has been a member, as the case may be, has prepared and timely filed or on behalf of each of such Persons there have been filed or validly extended, all required federal, state, local and foreign tax returns which are required to have been filed by or on behalf of such Persons, which returns were prepared on a basis consistent with its financial records and all taxes shown thereon to be due have been timely paid in full or validly extended. As of the Closing Date no tax liens have been filed and no claims are being asserted with respect to any such taxes. Except as disclosed on Schedule 6.11, as of the Closing Date no tax assessment against any such Person has been proposed and all of their respective tax liabilities are adequately provided for on their respective books and financial statements in accordance with GAAP.

        6.12 NO CONFLICTS WITH AGREEMENTS, ETC.. Neither the execution and delivery of this Agreement, the Notes or any other Loan Document nor the fulfillment of or compliance with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of any of the terms, conditions or provisions of, or constitute a default under, the charter or by-laws of Borrower or any contract, agreement, mortgage, indenture, lease, instrument, Order, statute, law, rule or regulation to which any of them or any of their respective assets is subject, or (except pursuant to the Loan Documents) result in the creation of any Lien on any Properties of the Borrower or any of its Subsidiaries, which conflict, breach, violations, defaults or Liens, could have a Material Adverse Effect.

        6.13 RELATED DOCUMENTS. Borrower has delivered to Agent and its counsel true and correct copies of the Acquisition Agreement and each of the other documents executed and delivered in connection therewith (including all Exhibits and Schedules thereto) as now in effect, including all amendments, modifications and supplements thereto, and of each document, certificate or statement required to be executed or delivered by any party thereunder (there being no amendments or modifications to the Acquisition Agreement or any of such other documents, and no waiver of any rights thereunder by Borrower, nor of any condition to the obligations of Borrower under any thereof, except as heretofore disclosed to Agent in writing).

        6.14 DISCLOSURE. Neither this Agreement nor any other document, certificate or statement furnished to Agent in writing by or on behalf of Borrower and its Subsidiaries in connection herewith, including the Acquisition Agreement (together with the schedules thereto as updated through the Closing
Date), contained, as of its respective date, or now contains, any untrue statement of a material fact or as of any such date omitted, or now omits, to state a material fact necessary in order to make the statements contained herein and therein not misleading. Except as otherwise disclosed in this Agreement and the Schedules hereto, there is no fact known to Borrower (other than matters of a general economic or political nature) which now has or is likely to have a Material Adverse Effect.

        6.15    BROKER'S OR FINDER'S COMMISSIONS. Except as set forth on
Schedule 6.15, no broker's or finder's fee or commission will be payable by Borrower with respect to any of the Transactions. Borrower agrees to indemnify Agent and hold Agent harmless against any loss, cost, claim or liability (including, without limitation, reasonable attorneys' fees and disbursements for the investigation and defense of claims) arising out of or relating to any such actual or alleged fee or commission.

        6.16    LABOR MATTERS.

                (a) Borrower and each of its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and none of such Persons is engaged in any unlawful labor or employment practice nor has received any notice of a complaint, charge or allegation to the contrary, except for such practices and instances of non-compliance as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no labor strike, dispute, slowdown or work stoppage pending or, to Borrower's best knowledge after due inquiry, threatened against or affecting Borrower or any of its Subsidiaries. No material grievance or arbitration proceeding arising out of or under any collective bargaining agreement to which Borrower or any Subsidiary is a party or subject is pending. To Borrower's best knowledge after due inquiry, no present or former employee of Borrower or any Subsidiary has any rightful claim for wrongful discharge against any of such Persons.

                (b) During the five year period ending on the Closing Date, no present or (to the best knowledge of Borrower and its Subsidiaries after due inquiry) former employee or independent contractor of Borrower or any Subsidiary has any pending or threatened material claim against them for (A) overtime pay, other than overtime pay for the current period; (B) wages, salaries or profit sharing (excluding wages, salaries or profit sharing for the current payroll period); (C) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the employer's current fiscal year; (D) any violation of any statute, ordinance, contract or regulation relating to minimum wages or maximum hours of work; (E) discrimination against employees on any basis; (F) unlawful or wrongful employment or termination practices; (G) unlawful retirement, termination or labor relations practices, breach of contract or other claim arising under a collective bargaining agreement, individual, express or implied contract, or policy, practice or procedure manual or statement; (H) any violation of occupational safety or health standards, or any violation of the Worker Adjustment Retraining and Notification Act ("WARN").

        6.17 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 6.17, as of the Closing Date:

                (a) there is no pending Environmental Matter relating to Borrower, any of its Subsidiaries or any of their respective Properties, and after due inquiry Borrower is aware of no facts that could result in any such Environmental Matter. None of such Persons has agreed to assume by contract or otherwise any liability of any other Person for cleanup, compliance, or required capital expenditures in connection with any Environmental Matter arising prior to the date hereof;

                (b) the Properties used, owned, leased, operated, managed or controlled at any time by Borrower or any of its Subsidiaries are free of contamination from Hazardous Materials, including, without limitation, any contamination of the associated air, soil, groundwater or surface waters, and are free of any other potentially injurious chemical or physical conditions which could give rise to an Environmental Matter;

                (c) Neither Borrower nor any of its Subsidiaries is in violation of applicable Environmental Laws, nor has any of them failed to cure any past violations or alleged violations of Environmental Laws to the satisfaction of applicable Governmental Bodies. To the best knowledge of Borrower and its Subsidiaries after due inquiry, none of such Persons has generated, manufactured, refined, recycled, discharged, emitted, released, buried, processed, produced, reclaimed, stored, treated, transported and disposed of Hazardous Materials in a manner which is reasonably likely to give rise to an Environmental Matter;

                (d) no real Property of Borrower or any of its Subsidiaries is (i) listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act or is (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, or on any comparable list maintained by any Governmental Body;

                (e) no Properties of Borrower or any of its Subsidiaries is subject to any Lien or claim for Lien in favor of any Person as a result of any Environmental Matter or response thereto;

                (f) to the best knowledge of Borrower after due inquiry, no Hazardous Materials, including leachate and effluents, generated, disposed of, transported, managed or released by Borrower or any of its Subsidiaries have caused or will cause in whole or in party any contamination or injury to the environment, any person, any natural resource or any Property, including, without limitation, Property through which or to which such materials were shipped. To the best knowledge of Borrower after due inquiry, neither Borrower nor any such Subsidiary has handled, transported, disposed of or managed any Hazardous Material in any manner that is reasonably likely to form the basis for any present or future Environmental Matter, and no such Person has any material liabilities, absolute or contingent, on the date hereof with respect thereto; and

                (g) to the best knowledge of Borrower after due inquiry, all facilities where any Person has treated, stored, disposed of, reclaimed, or recycled any Hazardous Material on behalf of Borrower or any of its Subsidiaries are in compliance with all applicable Environmental Laws to the extent reasonably necessary to avoid giving rise to an Environmental Matter.

        6.18. POSSESSION OF FRANCHISES, LICENSES, ETC.. As of the Closing Date, each of Borrower and each of its Subsidiaries is in possession of all material permits, licenses or other authorizations of Governmental Bodies required for the conduct of its business and the ownership of its respective Properties (including all licenses and certificates of occupancy which are material to the ownership or operation of any real Property) have been obtained and are usable by such respective Persons, and their respective businesses are being conducted in accordance with the material requirements of such permits, licenses or other authorizations of Governmental Bodies in effect on the date hereof, and after due inquiry Borrower is not aware of any condition that would prevent the renewal of such permits, licenses or other authorizations or cause it to incur any material costs to renew such permits, licenses or other authorizations.

        6.19 TRADEMARKS, ETC.. Except as set forth on Schedule 6.19, Borrower is the sole owner or has the right to use, free from any restrictions, claims, rights, encumbrances or burdens, all of the patents, trademarks, service marks, trade names, copyrights, licenses, processes, designs, formulas, computer programs, computer software packages, trade secrets, inventions, product manufacturing instructions, technology, research and development, know-how and all other intellectual property that are necessary for the operation of its business as heretofore conducted and as proposed to be conducted from and after the consummation of the Acquisition. To the best knowledge of Borrower after due inquiry, as of the Closing Date (i) none of the present or contemplated products or operations of Borrower or any of its Subsidiaries infringes any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person, and (ii) there is no pending or threatened claims or litigation against or affecting Borrower or any of its Subsidiaries contesting the right of any of them to sell or use any such product or to engage in any such operation which, if adversely determined could have, individually or in the aggregate, a Material Adverse Effect.

        6.20    MARGIN REGULATIONS; USE OF PROCEEDS. Except as permitted by
Section 7.17, Borrower neither owns nor now intends to acquire any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 CAR 207). The proceeds of the Loans will be used to finance in part the Acquisition, to pay transaction fees and expenses incurred in connection with the Transactions and for working capital and other general business purposes of Borrower and its Subsidiaries. No part of the proceeds of the Loans will be used directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CAR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve Borrower in a violation of Regulation X of said Board (12 CAR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CAR 220). As used in this Section, the term "purpose of buying or carrying" has the meaning assigned thereto in the aforesaid Regulation U.

        6.21    COMPLIANCE WITH ERISA.

                (a) Neither Borrower nor any ERISA Affiliate has a Pension Plan which is subject to Part 3 of Subtitle B of Title 1 of ERISA or Section 412 of the Code;

                (b) neither Borrower nor any ERISA Affiliate maintains or has maintained, contributes to or has contributed to, or has any liability or contingent liability with respect to a Pension Plan subject to Title IV of ERISA;

                (c) neither Borrower nor any ERISA Affiliate maintains or has maintained, contributes to or has contributed to, or has any liability or contingent liability with respect to a Multiemployer Plan;

                (d) neither Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under a welfare plan (as such term is defined in Section 3(l) of ERISA) other than liability for continuation coverage described in Part 6 of Title 1 of ERISA;

                (e) to the best knowledge of Borrower and its Subsidiaries, Borrower and all Plans contributed to or maintained by any of them are in compliance in all material respects with all applicable provisions of ERISA and the Code and with the applicable law and administrative requirements of any relevant jurisdiction and the regulations and published interpretations thereunder, including, without limitation, the provisions of ERISA and the Code requiring continuation coverage under Plans which are group health plans subject to the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar law;

                (f) neither Borrower nor any of its ERISA Affiliates is a party in interest with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than a Plan;

                (g) neither Borrower nor any of its ERISA Affiliates has breached any of the responsibilities, obligations or duties imposed upon any of such Persons by the Code or ERISA which breach has given rise, or could give rise in the future to any obligation to pay money that would have a Material Adverse Effect on any of such Persons;

                (h) there are no actions, suits or claims other than for routine claims for benefits pending or threatened, involving the Plans that would have a Material Adverse Effect; and

                (i) all required reports and descriptions of the Plans of Borrower or its ERISA Affiliates (including but not limited to Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed, and any notices required by ERISA or the Code or the law of any other applicable jurisdiction or any ruling or regulation of any administrative agency of any applicable jurisdiction with respect to such Plans, including but not limited to any notices required by Section 204(h) or Section 606 of ERISA or Section 4980B of the Code have been appropriately given.

        6.22 MATERIAL CONTRACTS. Schedule 6.22 contains a list of all written supply agreements, requirements contracts, customer agreements, franchise agreements, license agreements, distribution agreements, joint venture agreements, asset purchase agreements, stock purchase agreements, merger agreements, agency or advertising agreements and other contracts, agreements and commitments (other than purchase orders entered into in the ordinary course of business, leases of real Property listed on Schedule 6.10, and other than this Agreement, the Acquisition Agreement and the other Loan Documents, or any agreement, instrument or document executed and delivered pursuant thereto) to which Borrower or any of its Subsidiaries is now, or will be on the Closing Date after giving effect to the Transactions, a party and which are now or will then be material to the business, assets or operations of such Persons ("Material Contracts"). True and complete copies of each of the Material Contracts, with all material amendments, modifications and supplements thereto to the date hereof, have previously been made available by Borrower to Agent or its representatives. Each of the Material Contracts is, and on the Closing Date after giving effect to the Transactions will be, valid, subsisting and in full force and effect, neither Borrower nor any of its Subsidiaries is in default under any of the Material Contracts, nor has any such default under any of the Material Contracts been asserted by any other party thereto, and there has not occurred any event which, with the giving of notice or the passage of time, or both, would constitute such a default.

        6.23 INSURANCE. As of the Closing Date, Schedule 6.23 sets forth a true and complete list, in all material respects, and brief descriptions of all policies of workers compensation, general liability, fire, property, casualty, marine, business interruption, errors and omissions, flood, earthquake and other insurance carried by Borrower and its Subsidiaries, true and complete copies of which policies (or certificates therefore) have been previously delivered to Agent. Such policies are in full force and effect on the date hereof, and none of such Persons has received notice of cancellation with respect to any such policy. All premiums payable with respect to such policies have been paid through the Closing Date or otherwise will be paid in the ordinary course of business.

        6.24 SOLVENCY. Borrower and each of its Subsidiaries will be Solvent on the Closing Date after giving effect to the Transactions and the application of the net proceeds of the Loans.

        6.25 STATUS UNDER CERTAIN LAWS. Neither Borrower nor any of its Subsidiaries is an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Company Holding Act of 1935, as amended. Neither Borrower nor any of its Subsidiaries is subject to regulation as a "common carrier" or "contract carrier" or any similar classification by the Interstate Commerce Commission or under the laws of any state.

        6.26 PLACES OF BUSINESS. The principal place of business and the chief executive office of Borrower and each of its Subsidiaries is, and on the Closing Date after giving effect to the Transactions will be, located at the addresses set forth on Schedule 6.26.The books and records (including, without limitation, all records of

Accounts) of Borrower and each Subsidiary are, and on the Closing Date after giving effect to the Transactions all will be, located at such locations.

        6.27 OTHER NAMES. During the five-year period preceding the Closing Date, the business conducted by Borrower and its Subsidiaries has not been conducted under any corporate, trade or fictitious name other than those names listed on Schedule 6.27.

        6.28 ACCOUNT WARRANTIES. With respect to Eligible Accounts scheduled, listed or referred to in any Accounts Trial Balance delivered to Agent pursuant to the terms hereof, Borrower represents and warrants that, except as disclosed in the applicable Accounts Trial Balance, as of the date of each such Accounts Trial Balance: (a) the Accounts are genuine, are in all respects what they purport to be, and are not evidenced by a judgment; (b) they represent undisputed, bona fide transactions; (c) the amounts shown on the applicable Accounts Trial Balance and on Borrower's books and records and all invoices and statements which may be delivered to Agent with respect thereto are actually and absolutely owing solely to Borrower or one of Borrower's Subsidiaries and are not contingent; (d) no payments have been made thereon; (e) there are no setoffs, counterclaims or disputes asserted or, to the best knowledge of Borrower, existing with respect thereto and neither Borrower nor any of its Subsidiaries has made any agreement with any Account Debtor for any deduction therefrom except or discounts or allowances allowed by Borrower and its Subsidiaries in the ordinary course of business for prompt payment; (f) to the best of Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder as shown on the respective Borrowing Base Certificate, Borrower's and its Subsidiaries' books and records and all invoices and statements delivered to Agent with respect thereto; (g) to the best of Borrower's knowledge, all Account Debtors have the capacity to contract and are Solvent; except, as to Solvency, for such Eligible Accounts as will not, in the aggregate, give rise to a Material Adverse Effect; and (h) the services furnished and/or goods sold giving rise thereto are not subject to any Lien except for the first and valid fully perfected security interest granted to Agent hereunder, and except for Permitted Liens.

        6.29 INVENTORY WARRANTIES. With respect to Eligible Inventory scheduled, listed or referred to in the Initial Borrowing Base Certificate and in each subsequent Borrowing Base Certificate hereafter delivered to Agent pursuant to the terms hereof, Borrower represents and warrants that, except as disclosed in the applicable Borrowing Base Certificate, as of the date of each Borrowing Base Certificate: (a) Borrower and its Subsidiaries have good, indefeasible and merchantable title to such Eligible Inventory and such Inventory is not subject to any Lien whatsoever, except for the prior, first and valid, fully perfected security interest granted to Agent hereunder or Permitted Liens; (b) such Eligible Inventory together with all other Inventory is located only in the United States of America at the location set forth in Schedule 6.10 hereto or such other locations in the United States of America as are permitted hereunder (or is in transit to such location as set forth in such Borrowing Base Certificate); (c) such Inventory is of good and merchantable quality, free from any defects and such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreement which would prohibit, or impose a material burden or expense upon, the completion in manufacture and sale or other disposition of such Inventory by a Person other than Borrower or one of its Subsidiaries; and (d) to the best knowledge of Borrower and its Subsidiaries, the sale or other disposition of such Inventory by a Person other than Borrower or one of its Subsidiaries would not require the consent of any Person or constitute a breach of any contract to which Borrower or any of its Subsidiaries is a party or to which the Inventory is subject. No Inventory shall at any time be in the possession or control of any warehouseman, bailee or any of Borrower's or its Subsidiaries' agents or processors except in conformity with the applicable provisions hereof. Borrower shall (or shall cause the applicable Subsidiary to) notify any such warehouseman, bailee or processor holding Inventory having a Fair Market Value in excess of $1,000,000 of the Liens created in favor of Agent and the Lenders and shall instruct such Person to hold such Inventory for Agent's account subject to Agent's instructions. As of the date hereof, no Inventory is in the possession or control of any warehouseman, bailee or any of Borrower's or its Subsidiaries' agents or processors, except as disclosed on
Schedule 6.29 and Inventory in transit to or from any Person identified on
Schedule 6.29.

        6.30 EQUIPMENT. After giving effect to the Transactions, (a) Borrower and each of its Subsidiaries has good, indefeasible and merchantable title to its respective Equipment; (b) except for items under repair and molds and tools in the possession of third-party molders having an aggregate Fair Market Value of not more than $1,000,000 at any one time, the Equipment is located only on the premises set forth on Schedule 6.10 (and Borrower shall (or shall cause the applicable Subsidiary to) notify any such third-party molder holding Equipment having a Fair Market Value in excess of $1,000,000 of the Liens created in favor of Agent and the Lenders and shall instruct such Person to hold such Equipment for Agent's account subject to Agent `s instructions); (c) the Equipment is not subject to any Lien whatsoever except for the first and valid fully perfected security interest granted to Agent pursuant to the terms hereof, and except for Permitted Liens; (d) the Equipment is in good condition and repair except for such Equipment, the failure of which to be no good condition and repair, would not cause a Material Adverse Effect, ordinary wear and tear excepted, and is currently used or usable in Borrower's and its Subsidiaries' businesses.

        6.31 YEAR 2000 REQUIREMENT. Except as set forth on Schedule 6.31, Borrower and each of its Subsidiaries have reviewed the areas in their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis the risk that computer applications used by the Borrower and each of its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) Borrower's and any of its Subsidiaries' computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which Borrower or any such Subsidiary's systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be substantially completed by July 31, 1999. The cost to the Borrower and each of its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower and each of its Subsidiaries (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Borrower and each of its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit the Borrower and each of its Subsidiaries to conduct their business without Material Adverse Effect.

        6.32 RELIANCE BY AGENT AND LENDERS; CUMULATIVE. Each warranty and representation contained in this Agreement (including without limitation the Schedules hereto as modified from time to time) shall be automatically deemed repeated with each Advance and shall be conclusively presumed to have been relied on by Agent and the Lenders regardless of any investigation made or information possessed by Agent and the Lenders. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower shall now or hereinafter give, or cause to be given, to Agent and the Lenders.

        7. COVENANTS. Borrower covenants and agrees that, so long as any credit hereunder shall be available and thereafter until the expiration of all Letters of Credit and final payment in full of the Obligations, Borrower shall, and shall cause each of its Subsidiaries to, comply with the following provisions of this Section 7:

        7.1 FINANCIAL STATEMENTS AND INFORMATION. So long as any of the Obligations shall be outstanding, Borrower will furnish to Agent (with sufficient copies for each Lender):

                (a) as soon as available and in any event within 45 days after the end of each fiscal quarter, copies of the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the end of such fiscal quarter, and of the related consolidated and consolidating statements of operations, earnings and cash flows for such fiscal quarter and for the portion of the fiscal year of Borrower ended with the last day of such fiscal quarter, all in reasonable detail and stating in comparative form (i) the consolidated and consolidating figures as of the end of and for the corresponding date and period in the previous fiscal year and (ii) the corresponding figures from the consolidated budget of Borrower and its Subsidiaries for such period, all such statements being Certified by the chief financial officer of Borrower;

                (b) as soon as available and in any event within 90 days after the end of each fiscal year of Borrower, copies of the audited consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year, and of the related audited consolidated and consolidating statements of operations, earnings and cash flows for such fiscal year, together with the notes thereto, all in reasonable detail and stating in comparative form (i) the respective audited consolidated and consolidating figures as of the end of and for the previous fiscal year and (ii) the corresponding figures from the consolidated budget of Borrower and its Subsidiaries for such fiscal year, (x) in the case of such audited consolidated financial statements, accompanied by a report thereon of Arthur Andersen, LLP, or other independent public accountants selected by Borrower and acceptable to Agent (the "Accountants"), which report shall be accompanied by a loan compliance letter addressed to Agent and unqualified as to going concern and scope of audit and shall state that such consolidated financial statements present fairly the consolidated financial position of Borrower and its Subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with GAAP applied on a basis consistent with prior years and that the examination by the Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and (y) in the case of such consolidating financial statements, Certified by the chief financial officer of Borrower;

                (c) within 45 days after the end of each fiscal quarter of Borrower, an Officer's Certificate of Borrower (1) setting forth calculations in reasonable detail demonstrating whether or not as at the end of such fiscal quarter Borrower was in compliance with Sections 7.7, 7.8 and 7.16 of this Agreement and (2) stating that, based upon such examination or investigation and review of this Agreement and other Loan Documents as in the opinion of the signer is necessary to enable the signer to express an informed opinion with respect thereto, no default by Borrower and its Subsidiaries in the fulfillment of any of the terms, covenants, provisions or conditions of this Agreement or any of the Loan Documents exists or has existed during such period or, if such a default shall exist or have existed, the nature and period of existence thereof and what action Borrower (or the applicable Subsidiary) has taken, is taking or proposes to take with respect thereto;

                (d) promptly after the same are available and in any event within 10 days of filing, copies of all such proxy statements, financial statements, notices and reports as Borrower or any Subsidiary shall send or make available generally to any of its securityholders, and copies of all regular and periodic reports (including without limitation annual reports on Form 10-K and quarterly reports on Form 10-Q), all reports on Form 8-K and all registration statements which Borrower or any Subsidiary may file with the SEC or with any securities exchange;

                (e) within 20 days after the last Business Day of each calendar month, Borrower shall deliver to Agent and each Lender (i) a certificate in the form of Exhibit E hereto ("Borrowing Base Certificate") showing the Borrowing Base as of the close of business on the last Business Day of the immediately preceding calendar month, (ii) an aged trial balance of all Accounts of Borrower and its Subsidiaries as of such date ("Accounts Trial Balance"), indicating which Accounts are current, up to 90 days, and more than 90 days past the invoice date, (iii) an Inventory analysis (including raw materials, work in progress and finished Inventory), and (iv) an accounts payable aging, in each case certified as complete and correct on behalf of Borrower by an authorized officer of Borrower;

                (f) at any time when an Event of Default shall have occurred and be continuing, upon the request of Agent, Borrower shall provide Agent with a Borrowing Base Certificate with such frequency as Agent shall specify. Upon request by Agent, Borrower shall furnish copies of any other material reports, documents or information, in a form and with such specificity as is reasonably satisfactory to Agent (to the extent such reports, documents and information can be produced or furnished without unreasonable cost), concerning Accounts and Inventory included, described or referred to in such Borrowing Base Certificates, including without limitation, copies of all invoices prepared in connection with such Accounts;

                (g) promptly after the receipt thereof by Borrower and in any event within 3 Business Days thereof, copies of any reports as to material inadequacies in accounting controls (including reports as to the absence of any such inadequacies) submitted to Borrower by the Accountants in connection with any audit of such corporation made by the Accountants;

                (h) promptly (and in any event within 3 Business Days) after becoming aware of (1) the existence of any Default or Event of Default on the part of Borrower, an officer's certificate of Borrower specifying the nature and period of existence thereof and what action Borrower is taking or proposes to take with respect thereto; or (2) any Funded Debt of Borrower or any of its Subsidiaries in excess of $100,000 in the aggregate being declared due and payable before its expressed maturity, or any holder of such Indebtedness having the right to declare such Indebtedness due and payable before its expressed maturity, because of the occurrence of any default (or any event which, with notice and/or the lapse of time, shall constitute any such default) under such Indebtedness, an officer's certificate of Borrower describing the nature and status of such matters and what action Borrower or any applicable Subsidiary is taking or proposes to take with respect thereto;

                (i) promptly and in any event within 3 Business Days after Borrower knows or, in the case of a Pension Plan has reason to know, that a Reportable Event with respect to any Pension Plan has occurred, that any Pension Plan or Multi Employer Plan is or reasonably may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, or Borrower or any of its ERISA Affiliates will or reasonably may incur any material liability to or on account of a Pension Plan or Multi Employer Plan under Title IV of ERISA or any other liability under ERISA which could reasonably have a Material Adverse Effect has been asserted against Borrower or any of its ERISA Affiliates, an officer's certificate of Borrower setting forth information as to such occurrence and what action, if any, Borrower or an ERISA Affiliate is required or proposes to take with respect thereto, together with any notices concerning such occurrences which are (a) required to be filed by Borrower or an ERISA Affiliate or the plan administrator of any such Pension Plan controlled by Borrower or such ERISA Affiliate with the Internal Revenue Service or the PBGC, or (b) received by Borrower or such ERISA Affiliate from any plan administrator of a Pension Plan not under their control or from a Multi Employer Plan;

                (j) promptly after becoming aware of any Material Adverse Effect with respect to which notice is not otherwise required to be given pursuant to this Section 7.1, an officer's certificate of Borrower setting forth the details of such Material Adverse Effect and stating what action Borrower has taken or proposes to take with respect thereto;

                (k) promptly (and in any event within 3 Business Days) after Borrower knows of (a) the institution of, or reasonably credible threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any of its Property, or (b) any material development in any such action, suit, proceeding, governmental investigation or arbitration, which, in either case, if adversely determined, is likely to have a Material Adverse Effect, an officer's certificate of Borrower describing the nature and status of such matter in reasonable detail;

                (l) as soon as available but in no event later than the last day of each fiscal year of Borrower, a copy of a consolidated business plan for Borrower and its Subsidiaries for the 24 month period commencing on the first day of the succeeding fiscal year, which business plan shall contain consolidated balance sheets as well as consolidated projections of sales, cash flow and borrowing needs for such 24-month period, on a month-by-month basis for the first 12 months of such period and on an annual basis for the second 12 months of such period;

                (m) at least once in each fiscal year of Borrower, (i) an Officer's Certificate setting forth all material insurance coverage maintained by Borrower as of the date of such certificate and of all insurance planned to be maintained by such Persons in such fiscal year, and (ii) certificates evidencing renewals of such insurance;

                (n) not less than two times in each calendar year, Agent shall conduct, on behalf of the Lenders and at Borrower's expense (not to exceed $14,000 in the aggregate in any fiscal year unless an Event of Default has occurred), an audit of the Accounts and Inventory of Borrower and its Subsidiaries, the results of which audits shall be satisfactory to Agent and the Lenders in form and substance and shall be performed by Persons acceptable to Agent and the Lenders, provided that at any time when an Event of Default shall have occurred and be continuing Agent shall be entitled to conduct such additional audits as it may require, at Borrower's sole cost and expense;

                (o) as soon as available but in any event by the date on which such filing is required to be made with the Securities and Exchange Commission, a copy of Borrowers 8-K as of the Closing Date after giving effect to the Acquisition; and

                (p) any other information, including financial statements and computations, relating to the performance of obligations arising under this Agreement and/or the affairs of Borrower that Agent or any Lender may from time to time reasonably request and which is capable of being obtained, produced or generated without unreasonable cost by Borrower or of which Borrower has knowledge.

        7.2 PAYMENT OF PRINCIPAL, INTEREST AND FEES; TO KEEP BOOKS; RESERVES; ETC. Borrower will duly and punctually pay the principal of and interest and fees on the Loans in accordance with the terms of the Notes and this Agreement. Borrower will, and will cause each of its Subsidiaries to, comply with all of the covenants, agreements and conditions contained in this Agreement and the other Loan Documents to which it is a party. Borrower's fiscal year end is August 31. Borrower will maintain the same fiscal year during and after the fiscal year ended August 31, 1999 and will keep proper books of record and account and set aside appropriate reserves, all in accordance with GAAP.

        7.3 PAYMENT OF TAXES AND CLAIMS. Borrower will, and will cause each of its Subsidiaries to, pay before they become delinquent:

                (a) all taxes (including excise taxes), assessments and governmental charges or levies imposed upon it or its income or profits or upon its Property, real, personal or mixed, or upon any part thereof;

                (b) all claims for labor, materials and supplies which, if unpaid, might result in the creation of a Lien upon its Property; and

                (c) all claims, assessments, or levies required to be paid by any of them pursuant to any agreement, contract, law, ordinance or governmental rule or regulation governing any pension, retirement, profit-sharing or any similar plan;

provided, that, with respect to Property, items of the foregoing description need not be paid while being diligently contested in good faith and by appropriate proceedings so long as (i) adequate book reserves have been established with respect thereto and (ii) Borrower's title to and right to use its Property is not materially adversely affected by such non-payment. Borrower will timely file all Federal and state tax returns and informational returns required to be filed in connection with the payment of taxes and claims required by this Section 7.3.

        7.4 MAINTENANCE OF PROPERTIES AND CORPORATE EXISTENCE. Borrower will, and will cause each of its Subsidiaries to:

                (a) maintain its Property in good condition and make all necessary renewals, repairs, replacements, additions, betterments, and improvements thereto consistent with the historical practices of such Persons;

                (b) keep true books of records and accounts in which full and correct entries will be made of all its business transactions and will reflect in its financial statements adequate accruals and appropriations to reserves;

                (c) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and powers and franchises including, without limitation thereof, any necessary qualification or licensing in any foreign jurisdiction;

                (d) comply with (i) all applicable statutes, regulations, franchises, and Orders of, and all applicable restrictions imposed by, any Governmental Body, in respect of the conduct of its business and the ownership of its Properties (including, without limitation, all Environmental Laws and all applicable statutes, rules, ordinances, regulations and Orders relating to fair labor standards, equal employment opportunities and occupational health and safety) and (ii) all terms of any material mortgage, indenture, contract, agreement or instrument, applicable to Borrower or any of its Properties; and

                (e) keep any Property it owns or operates free of contamination from Hazardous Materials and any other potentially harmful chemical or physical conditions. If Borrower or any Subsidiary receives notice of any Environmental Matter or contamination with Hazardous Materials that relates to any of them or their respective Properties, then Borrower agrees, upon request of Agent, to provide Agent with such reports, certificates, engineering studies or other written material or data as Agent may reasonably require so as to satisfy Agent that Borrower or such Subsidiary is in compliance with its obligations under this Agreement. Borrower covenants and agrees to, and to cause each of its Subsidiaries to, cooperate fully with such consultant in any such audits, including, without limitation, by providing such reasonable access to Borrower's and its Subsidiaries' books, records, Properties, employees and agents and by furnishing such written and oral information as such consultant may reasonably request in connection with any such audits.

        7.5 INSURANCE. Borrower will, and will cause its Subsidiaries to, carry and maintain in full force and effect at all times with financially sound and reputable insurers, rated A or better by AM Best & Co., provided that if the rating of such insurer is lowered so that it no longer complies with this provision, Borrower shall have 30 days to replace (or to cause the applicable Subsidiary to replace) such insurance with other insurance satisfying the requirements of this Section 7.5 (or, as to workers' compensation or similar insurance, in an insurance fund or by self-insurance authorized by the jurisdiction in which its operations are carried on): (i) all workers' compensation or similar insurance as may be required under the laws of any jurisdiction, (ii) business interruption insurance covering risk of loss as a result of the cessation for all or any part of one year of all or any substantial part of the business conducted by it, (iii) insurance against such other risks as are usually insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, including, without limitation, fire, casualty, flood, public liability and products liability insurance, and (iv) with respect to any Collateral consisting of insurable Property, insurance against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to Agent and insurance insuring Borrower and its Subsidiaries against liability for personal injury and property damage relating to such Collateral, in the forms and amounts required hereunder and under the Mortgages. Insurance specified in clauses (ii) and (iii) shall be maintained in such amounts (and with co-insurance, deductibles and self-insured retention, if any) as such insurance is usually carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Insurance specified in clause (iv) shall be maintained in such form and amounts and having such coverage as may be reasonably satisfactory to Agent. All insurance required hereunder shall (A) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by Agent of written notice thereof, (B) name Agent (for the benefit of the Lenders) as loss payee or additional insured, as its interests may appear, and (C) be reasonably satisfactory to Agent in all other respects.

        7.6 FURTHER ASSURANCES. Promptly upon request by Agent, Borrower shall, and shall cause its Subsidiaries to, (1) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof, and (2) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances, powers, proxies and other instruments as Agent may reasonably require from time to time in order (A) to carry out more effectively the purposes of this Agreement or any other Loan Document, (B) to subject to the Liens and security interests created by any of the Loan Documents any of their respective Properties, rights or interests covered or now or hereafter intended to be covered by any of the Loan Documents, (C) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens and security interests intended to be created thereby and (D) better to assure, convey, grant, assign, transfer, preserve, protect and confirm to Agent the rights granted or now or hereafter intended to be granted to it under any Loan Document or under any other instrument executed in connection with or pursuant to any Loan Document.

        7.7 RESTRICTIONS ON INDEBTEDNESS. Borrower will not, and will not permit any of its Subsidiaries to, incur, create, assume or suffer to exist any Indebtedness, other than the following:

                (a) Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

                (b) Accounts payable and other accrued liabilities in the ordinary course of business;

                (c) Senior Debt, in addition to the Obligations, in an aggregate principal amount not to exceed $2,000,000 in any fiscal year (provided, that the aggregate outstanding Indebtedness permitted under this Section7.7(c) plus the aggregate outstanding Indebtedness permitted under
Section 7.7(c) with reference to Section 7.8(k) shall not exceed $2,000,000 at any time);

                (d) Indebtedness of any of Borrower's Subsidiaries to Borrower. provided that such Indebtedness is evidenced by a promissory note issued by such Subsidiary in the form annexed hereto as Exhibit O (each an "Intercompany Note") and Borrower's rights under the promissory note have been pledged to Agent, for the benefit of the Lenders, as collateral security for the Obligations; and

                (e)     Indebtedness secured by Liens permitted under Section

        7.8. RESTRICTIONS ON LIENS. Borrower will not, and will not permit any of its Subsidiaries to, create, assume or suffer to exist any Lien upon any of their respective Properties, whether now owned or hereafter acquired, except the following (herein collectively referred to as "Permitted Liens"):

                (a) Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by Section 7.3;

                (b) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being diligently contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefore;

                (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), provided that the amount of Liens of Borrower referred to in this Subsection (c) outstanding at any time shall not exceed $125,000 in the aggregate;

                (d) Any attachment or judgment Lien (including judgment or appeal bonds) which shall, within 30 days after the entry thereof, have been discharged, bonded or execution thereof stayed pending appeal, or which shall have been discharged or bonded within 30 days after the expiration of any such stay;

                (e) Leases or subleases granted to others not interfering with the ordinary conduct of business;

                (f) Easements, rights-of-way, restrictions and other similar charges or encumbrances which do not, individually or in the aggregate, materially interfere with the ordinary conduct of business;

                (g) Any interest, title or Lien of a lessor under any permitted operating lease;

                (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                (i)     Liens incurred pursuant to the Loan Documents;

                (j) Liens listed on Schedule 6.8(a) or Schedule 6.10 in existence on the Closing Date after giving effect to the Transactions; and

                (k) Commencing in fiscal year 1999, and for each fiscal year thereafter, Liens (including Capitalized Leases) in respect of Property acquired or constructed or improved by Borrower after the Closing Date, which Liens exist or are created at the time of acquisition or completion of construction or improvement of such Property or within 60 days thereafter, but any such Lien shall cover only the Property so acquired or constructed and any improvements thereto (and any real Property on which such Property is located, if such Property is a building, improvement or fixture), provided that the aggregate principal amount of all Indebtedness secured by Liens incurred pursuant to this Subsection (K) in any fiscal year, together with any Indebtedness incurred pursuant to Section 7.7(c), shall not exceed $2,000,000.

        7.9 SALE-LEASEBACK TRANSACTIONS. Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangements with any lender or investor or to which such lender or investor is a party providing for the leasing by Borrower or any Subsidiary of real or personal Property which has been or is to be sold or transferred by Borrower or such Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Property or rental obligations of Borrower or such Subsidiary.

        7.10 TRANSACTIONS WITH AFFILIATES. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any Property or the rendering of any service), with any Affiliate except in the ordinary course of business and on terms that are not less favorable to Borrower or such Subsidiary than those that would be obtainable at the time in an arms' length transaction with any Person who is not such an Affiliate.

        7.11 MERGER, CONSOLIDATION OR DISPOSITION OF ASSETS; ACQUISITIONS. Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, Property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the business, Property or fixed assets of, or stock or other evidence of beneficial interest in any Person, except:

                (a) Borrower and its Subsidiaries may in the ordinary course of its business sell or otherwise dispose of Inventory;

                (b) Borrower and its Subsidiaries may sell or otherwise dispose of, in the ordinary course of business, (i) Property that is worn out or obsolete or no longer used in its business, and (ii) other Property in an amount not to exceed an aggregate Fair Market Value of $500,000 on a consolidated basis per fiscal year;

                (c) any Subsidiary of Borrower may merge with Borrower (provided that Borrower is the surviving entity) or any other Subsidiary of Borrower.

        7.12 SALE OR DISCOUNT OF RECEIVABLES. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell with or without recourse, or discount or otherwise sell any of its notes or accounts receivable.

        7.13 CERTAIN CONTRACTS. Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to, any Guarantee or contract which, in economic effect, is substantially equivalent to a Guarantee, except to the extent permitted by Section 7.7.

        7.14 RESTRICTED PAYMENTS AND INVESTMENTS. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment (except to Borrower) or any Investment other than Permitted Investments and the loans to Borrower's Subsidiaries permitted under Section 7.7(d). This Section 7.14 shall not prohibit Borrower or any Subsidiary from owning the capital stock of their respective Subsidiaries; provided that no Investments may be made in Excluded Subsidiaries in excess of those Investments existing as of the Closing Date.

        7.15 FINANCIAL COVENANTS. All financial covenants are determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

                (a) Borrower will have, as at the last day of each fiscal quarter, a Book Net Worth of not less than the following during the periods set forth below:

                from Closing Date through August 30, 1999         $29,000,000
                from August 31, 1999 through August 30, 2000      $33,000,000
                from August 31, 2000 and thereafter               $38,000,000

"Book Net Worth" means the aggregate book value of all assets of Borrower and its Subsidiaries on a consolidated basis, net of liabilities, determined in accordance with GAAP.

                (b) Borrower will not permit, as at the last day of each fiscal quarter, its ratio of Total Liabilities to Book Net Worth to be greater than the following during the periods set forth below:

                from Closing Date through August 30, 1999          2.3 to 1.0
                from August 31, 999 through August 30, 2000        1.9 to 1.0
                from August 31, 2000 and thereafter                1.5 to 1.0

"Total Liabilities" means the aggregate liabilities of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                (c) Borrower will have, as at the end of each fiscal quarter, a ratio of Funded Debt to EBITDA of not more than the following:

                fiscal quarter ending February 28, 1999     2.75 to 1
                fiscal quarter ending May 31, 1999          2.50 to 1
                fiscal quarter ending August 31, 1999       2.25 to 1
                fiscal quarter ending November 30, 1999
                and each fiscal quarter end thereafter      2.0 to 1

                (d) Borrower shall at all times have a ratio of (x) Consolidated Net Income plus depreciation and amortization to (y) the current portion of long-term Indebtedness plus Capital Expenditures incurred but not financed during the applicable period of measurement of not less than 1.5 : 1.0, as at the end of each fiscal quarter for the period of four consecutive fiscal quarters then ended.

                (e) Borrower shall have a ratio of Consolidated Current Assets to Consolidated Current Liabilities of not less than .70 : 1.0, as at the end of each fiscal quarter.

        7.16 ACQUISITION OF MARGIN SECURITIES. Borrower will not, and will not permit any Subsidiary to, own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Board of Governors of the Federal Reserve System as now in effect or as the same may hereafter be in effect unless, prior to any such purchase or acquisition or entering into any such contract, Agent shall have received an opinion of counsel satisfactory to it to the effect that such purchase or acquisition will not cause this Agreement or the Loans to be in violation of Regulations G, U or X or any other regulation of such Board then in effect; provided that Borrower and its Subsidiaries may from time to time acquire and hold "margin securities" so long as the aggregate Fair Market Value of all such margin securities held by Borrower and its Subsidiaries at any one time does not exceed $25,000.

        7.17 COLLATERAL LOCATIONS. Neither the location of the principal place of business and chief executive office of Borrower nor the location of any Collateral (except Collateral being disposed of as permitted under this Agreement) shall be changed nor shall there be established additional places of business or additional locations at which Collateral is stored, kept or processed except upon at least 30 days' prior written notice to Agent and in compliance with the applicable provisions of this Agreement.

        7.18 NEGATIVE PLEDGES, RESTRICTIVE AGREEMENTS, ETC. Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding the Loan Documents) prohibiting the creation or assumption of any lien upon any of the Collateral, whether now owned or hereafter acquired, or the ability of Borrower or any Subsidiary to amend or otherwise modify any Loan Document to which it is a party.

        7.19 ADDITIONAL COLLATERAL MATTERS. Schedule 7.19 sets forth a complete and accurate list of all banking and other depository accounts of Borrower and its Subsidiaries existing on the Closing Date after giving effect to the Acquisition. Borrower shall, and shall cause each of its Subsidiaries to, within the applicable time period indicated for each such account on Schedule 7.19, either (i) cause such account to be maintained with Agent, (ii) close such account or (iii) cause such account to become subject to an account take-over letter substantially in the form of Exhibit L hereto executed and delivered by the institution at which such account is maintained (if other than Agent). Borrower will, and will cause each of its Subsidiaries to: (a) use best efforts have the lessors of their respective real Properties execute and deliver to Agent landlord waivers substantially in the form of Exhibit K hereto, and each of them shall require the execution and delivery of such a landlord waiver in connection with any new lease of real Property; (b) not open or suffer to exist any banking or depositary account unless such account is either (x) maintained with Agent or (y) (if not maintained with Agent) made subject to an account take-over letter substantially in the form of Exhibit L hereto executed by the institution at which such account is maintained or otherwise subject to a first priority security interest in favor of Agent; (c) notify any warehouseman, bailee or processor holding Inventory having a Fair Market Value in excess of $1,000,000 of the Liens created in favor of Agent and the Lenders and instruct such Person to hold such Inventory for Agent's account subject to Agent's instructions; and (d) notify any third-party molder holding Equipment having a Fair Market Value in excess of $1,000,000 of the Liens created in favor of Agent and the Lenders and instruct such Person to hold such Equipment for Agent's account subject to Agent's instructions.

        7.20 FUTURE SUBSIDIARIES. Notwithstanding any other provision of this Agreement or the other Loan Documents, Borrower will not, and not permit any of its Subsidiaries to, create or acquire any other Subsidiary (a "New Subsidiary") unless (a) such New Subsidiary is a corporation organized under the laws of the United States, (b) such New Subsidiary (i) executes and delivers a Trademark Security Agreement with respect to any

Property owned by such New Subsidiary that constitutes collateral under the form of Trademark Security Agreement, (ii) becomes a party to the Security Agreement and the Subsidiary Guaranty and (iii) if requested by Required Lenders, with respect to any real property owned by such Subsidiary, a Mortgage, (c) the ownership interests in such New Subsidiary are pledged to Agent pursuant to a Pledge Agreement, (d) Agent and the Lenders receive an opinion of counsel to such Subsidiary addressing, with respect to such New Subsidiary and its Loan Documents, the matters addressed with respect to Borrower's Subsidiaries on the Closing Date in the opinion attached hereto as Exhibit D, and (e) after giving effect to the creation or acquisition of such New Subsidiary, no Default or Event of Default shall have occurred and be continuing (for purposes of determining compliance with this clause (e), Borrower shall deliver an Officer's Certificate in the form required by Section 7.1(c) which shall set forth calculations of the specified covenants on a pro-forma basis at last day of Borrower's most recently ended fiscal quarter as if the New Subsidiary had been a Subsidiary of Borrower during such fiscal quarter).

        8.      EVENTS OF DEFAULT; REMEDIES.

        8.1 EVENTS OF DEFAULT. Any one or more of the following events shall constitute an Event of Default under this Agreement.

                (a) If Borrower fails to make any payment of all or any portion of the Obligations when due and payable or when declared due and payable (whether interest, fees or otherwise, including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on any of the Obligations);

                (b) If Borrower or any of its Subsidiaries defaults in the performance or observance of any term, provision, condition, covenant, or agreement contained in Section 7.7, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16,
7.17, 7.18 or 7.20;

                (c) If Borrower or any of its Subsidiaries defaults in the performance or observance of any term, provision, condition, covenant, or agreement contained in Section 7.1, 7.5, 7.8, 7.9 or 7.19 and such default continues unremedied for a period of 5 days;

                (d) If Borrower of any of its Subsidiaries fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement or in any of the other Loan Documents other than as specified in any other subsection of this Section 8.1, and such default continues unremedied for a period of 30 days;

                (e) If any material portion of the Properties of Borrower or any of its Subsidiaries is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any judicial officer or assignee;

                (f) If any bankruptcy, reorganization, receivership, liquidation, assignment for the benefit of creditors or other insolvency proceeding (each, an "Insolvency Proceeding") is commenced by Borrower or any of its Subsidiaries;

                (g) If an Insolvency Proceeding is commenced against Borrower or any of its Subsidiaries and not dismissed within 60 calendar days;

                (h) If Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and such injunction or other order is not released to the satisfaction of Required Lenders within 10 calendar days of the entry of such injunction, restraint or order;

                (i) If a notice of lien, levy, or assessment is filed of record with respect to any material portion of the Property of Borrower or any of its Subsidiaries by any Governmental Body, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any material portion of Borrower's or any of its Subsidiaries' Property and the same is not paid on the payment date thereof, unless the same is being contested in good faith by appropriate proceedings and with appropriate reserves and no Lien has attached in respect thereof;

                (j) If a judgment or other claim becomes a Lien upon any material portion of Borrower's or any Subsidiary's Property and is not being contested in good faith by Borrower or such Subsidiary, execution on which has been stayed pending such contest;

                (k) If Agent's Lien in any Collateral shall cease or fail to be a valid, perfected first-priority Lien, subject to Permitted Liens and such other exceptions as may be permitted under this Agreement;

                (1) If any Loan Document shall cease to be valid and enforceable against Borrower or any of its Subsidiaries, or Borrower or any Subsidiary shall so assert;

                (m) If any Person, or any group of Persons acting in concert, shall have become the direct or indirect beneficial owner (within the meaning of Rule 13d under the Exchange Act) of more than 25% of the outstanding shares of Borrower's capital stock having ordinary voting power;

                (n) If there is a default in any agreement to which Borrower or any of its Subsidiaries is a party with third parties resulting in a right by such third parties, whether or not exercised, to accelerate the maturity of Borrower's or any such Subsidiary's Funded Debt in an aggregate principal amount in excess of $100,000;

                (o) If any representation, warranty, certification or statement made by or on behalf of Borrower or its Subsidiaries or any officer of any of them in this Agreement, any other Loan Document or in any certificate, instrument, financial statement or other document now or hereafter delivered hereunder or pursuant to or in connection with any provision hereof shall prove to be false or incorrect or breached in any material respect on the date as of which made; or

                (p)     If there is a Material Adverse Change.

        8.2 REMEDIES. If any Event of Default described in clause (f) or (g) of
Section 8.1 shall occur, the Commitment and the Loans (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Obligations shall automatically be and become immediately due and payable, without notice or demand and the Commitment shall be automatically and immediately terminated. If any other Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, Agent may, and upon being directed to do so by Required Lenders shall, by notice to Borrower, declare all or any portion of the outstanding principal amount of the Obligations immediately due and payable and/or the Loans and the Commitment (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, all of which are expressly waived by Borrower, and/or, as the case may be, the Loans and the Commitment shall terminate. If any Event of Default has occurred and is continuing, the Agent shall, upon being directed to do so by the Required Banks, demand immediate delivery of cash collateral, and Borrower agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit. In addition, upon any Event of Default Agent may, and shall, if directed to do so by the Required Lenders or the Lenders, as applicable (subject to the terms hereof) exercise any and all remedies available to it at law or in equity as well as any rights or remedies specified in any of the Loan Documents.

        8.3     REMEDIES WITH RESPECT TO COLLATERAL.

                (a) Without limiting the foregoing, if any Event of Default shall occur and be continuing, Agent may exercise, and shall, if directed to do so, by the Required Leaders or the Lenders, as applicable (subject to the terms hereof), in addition to all other rights and remedies granted to it in this Agreement, any other Loan Document or by law, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Borrower expressly agrees that in any such event Agent may, without demand of performance or other demand, advertisement, legal process or notice of any kind (except as may be required by law or provided herein) to or upon Borrower or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), (i) at any time or times enter Borrower's premises and take physical possession of the Collateral and maintain such possession on Borrower's premises, without any obligation to pay rent or other compensation to Borrower,
(ii) remove the Collateral or any part thereof, to such other places as Agent may desire, (iii) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or (iv) forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker's board or at any of Agent's offices or elsewhere at such prices and on such terms as Agent may deem commercially reasonable (irrespective of the impact of any such sales on the market price of the Collateral), for cash or on credit or for future delivery. Any such purchaser (including, without limitation, Agent and any other Lender) of Collateral sold pursuant to this Section 8.3 shall purchase the same absolutely free from any claim or right on the part of Borrower and Borrower does hereby waive (to the maximum extent permitted by the UCC and other applicable law) all rights of redemption, stay, and appraisal which Borrower now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Borrower further agrees, at Agent's request to assemble the Collateral and make it available to Agent at places which Agent shall reasonably select, whether at Borrower's premises or elsewhere. To the maximum extent permitted by applicable law, Borrower waives all claims, damages, and demands against Agent arising out of the repossession, retention or sale of the Collateral except such as may arise out of the gross negligence or willful misconduct of Agent or the failure of Agent to exercise reasonable care in the custody and preservation of Collateral in its possession or under its control as provided in Section 4.3. Borrower agrees that, to the extent notice of sale shall be required by law, Agent need not give more than ten (10) days' notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice shall constitute reasonable notification within the meaning of Section 9504(3) of the UCC.

                (b) Borrower also agrees to pay all reasonable costs of Agent and Lenders, including, without limitation, reasonable attorneys' fees, incurred in connection with the enforcement of any of Agents or Lenders' rights and remedies hereunder or as provided by law, including, without limitation, reasonable fees for attorneys employed by Agent or any Lenders to collect any deficiency existing after the application of proceeds from any sale of Collateral pursuant to this Section 8.3.

                (c) Borrower hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

                (d) The proceeds of any disposition of any Collateral obtained pursuant to this Section 8.3 and\or the other Loan Documents shall be applied as follows:

                        (i) first, to the payment of any and all expenses and fees (including reasonable attorney's fees) incurred by Agent in foreclosing on and disposing of the Collateral;

                        (ii) next, any surplus then remaining to the payment of the Obligations (whether matured or unmatured) in such order as Required Lenders may determine in its sole discretion; and

                        (iii) thereafter, if no other Obligations are outstanding, any surplus then remaining shall be paid to Borrower or to such other Person legally entitled to same; it being understood that Borrower will remain liable to Agent and the Lenders to the extent of any deficiency between the amount of the Obligations and the aggregate of all amount realized from Collateral.

        9.      THE AGENT

        9.1 APPOINTMENT OF AGENT. Each Lender and the holder of each Note irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower. Each Lender agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including house and outside attorneys' fees and disbursements) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of Borrowers under this Agreement or the other Loan Documents or any other instrument executed pursuant hereto, and for which Agent is not reimbursed by Borrower, pro rata according to such Lender's Percentage, but excluding any such expense resulting from Agent's gross negligence or wilful misconduct. Agent shall not be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Lenders against loss, costs, liability and expense (excluding liability resulting from its gross negligence or wilful misconduct). If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

        9.2 DEPOSIT ACCOUNT WITH AGENT. Borrower hereby authorizes Agent, in Agent's sole discretion, upon notice to Borrower to charge its general deposit account(s), if any, maintained with Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

        9.3 SCOPE OF AGENT'S DUTIES. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Required Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own wilful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Borrower, or any Subsidiary or Affiliate of the Borrower, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by Borrower of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation the making of any Advance or the issuance of any Letter of Credit. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel (who may be counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

        9.4 SUCCESSOR AGENT. Agent may resign as such at any time upon at least 30 days prior notice to Borrower and all Lenders. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Required Lenders shall, by written instrument, appoint successor agent(s) satisfactory to such Required Lenders, and, so long as no Default or Event of Default has occurred and is continuing, to Borrower. Such successor agent shall thereupon become the Agent hereunder, as applicable, and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Any such successor Agent shall be a commercial lender organized under the laws of the United States or any state thereof and shall have a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the resigning Agent's resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Required Lenders is made and accepted or if no such temporary successor is appointed as provided above by the resigning Agent, the Required Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Required Lenders is made and accepted. Such successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the resigning agent shall be discharged from its duties and obligations hereunder, except for its gross negligence or wilful misconduct arising prior to its resignation hereunder, and the provisions of this Article 9 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

        9.5 AGENT IN ITS INDIVIDUAL CAPACITY. Comerica Bank California, its Affiliates and their respective successors and assigns, shall have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though Comerica Bank-California were not the Agent. Comerica Bank-California and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower (or its Subsidiaries) as if Comerica Bank-California were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

        9.6 CREDIT DECISIONS. Each Lender acknowledges that it has, independently of Agent and each other Lender and based on the financial statements of Borrower and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

        9.7 AUTHORITY OF AGENT TO ENFORCE NOTES AND THIS AGREEMENT. Each Lender, subject to the terms and conditions of this Agreement, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of the Notes and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to Borrower, or any of its Subsidiaries, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

        9.8 INDEMNIFICATION. The Lenders agree to indemnify the Agent and its Affiliates (to the extent not reimbursed by Borrower, but without limiting any obligation of Borrowers to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent's or its Affiliates's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any out-of-pocket expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates is not reimbursed for such expenses by Borrower, but without limiting the obligation of Borrower to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates is subsequently reimbursed by the Borrower for such amounts, it shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Lenders and cease, or not commence, to take any action until such additional indemnity is furnished.

        9.9 KNOWLEDGE OF DEFAULT. It is expressly understood and agreed that the Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have been notified in a writing specifying such Event of Default and stating that such notice is a "notice of default" by a Lender or by Borrower. Upon receiving such a notice, the Agent shall promptly notify each Lender of such Event of Default and provide each Lender with a copy of such notice and, shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by Borrowers hereunder.

        9.10 AGENT'S AUTHORIZATION; ACTION BY LENDERS. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Required Lenders or the Lenders, as applicable hereunder. Action that may be taken by Required Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Lenders have been given reasonable advance notice, or (ii) pursuant to the written consent of the requisite Percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.

        9.11 ENFORCEMENT ACTIONS BY THE AGENT. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Required Lenders or all of the Lenders, as the case may be (as provided for hereunder) shall direct in writing; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

        9.12 COPIES, ETC. Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to Agent by Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by Borrower). Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by Agent from Borrower for distribution to the Lenders by Agent in accordance with the terms of this Agreement.

        9.13    PAYMENT PROCEDURE.

                (a) All payments by the Borrower in respect of principal of, or interest on, any Advance or in respect of any Letter of Credit Obligations or fees which are payable shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than 2:00 p.m. (Pacific time) in immediately available funds to Agent, for the ratable account of the Lenders, at Agent's office located at 301 East Ocean Blvd., Long Beach, California 90802. Upon receipt of each such payment, the Agent shall make prompt payment to each Lender, or, in respect of LIBOR Loan, such Lender's LIBOR lending office, in like funds and currencies, of all amounts received by it for the account of such Lender.

                (b) Unless the Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower is due that Borrower do not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Borrower have remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's share of such assumed payment. If Borrower have not in fact remitted such payment to the Agent each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to (i) for Floating Rate Loan, the Federal Funds Effective Rate (daily average), as the same may vary from time to time, and (ii) with respect to LIBOR Loan, Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent) of carrying such amount.

                (c) Subject to the definition of Interest Period, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

                (d) All payments to be made by Borrower under this Agreement or any of the Notes shall be made without set-off or counterclaim, as aforesaid, and, subject to compliance by the Lenders with Section 10.18, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member, unless Borrower is compelled by law to make payment subject to such tax. In such event, Borrower shall:

                        (i) pay to the Agent for Agent's own account and/or, as the case may be, for the account of the Lenders such additional amounts as may be necessary to ensure that the Agent and/or such Lender or Lenders receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

                        (ii) remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Lender or Lenders, as the case may be, such certificates or certified copy receipts as the Agent or such Lender or Lenders shall reasonably require as proof of the payment by the Borrower, of any such taxes payable by the Borrower.

As used herein, the terms "tax", "taxes" and "taxation" include all taxes, levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 9.3) thereon and fines and penalties with respect thereto which may be imposed by reason of any violation or default with respect to the law regarding such tax, or the payment or delivery of funds into or out of any jurisdiction other than the United States (whether assessed against any of the Borrower, Agent or any of the Lenders). Borrower shall be reimbursed by the applicable Lender for any payment made by Borrower under this Section 9.3 if the applicable Lender is not in compliance with its obligations under Section 15.18.

        9.14 APPLICATION OF PROCEEDS OF COLLATERAL. Notwithstanding anything to the contrary in this Agreement, after an Event of Default, the proceeds of any Collateral, together with any offsets, voluntary payments by Borrower or any Subsidiary of the Borrower or others and any other sums received or collected in respect of the Indebtedness, shall be applied, first, to the Advances of the Revolving Loan, the Term Loans and any Reimbursement Obligations on a pro rata basis (or in such order and manner as determined by the Required Lender; subject, however, to the applicable Percentages of the loans held by each of the Lenders), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to Borrower and the Subsidiaries, as the case may be. Subject to the terms of this Section 9.14, the application of such proceeds and other sums to the Advances of the Revolving Credit, Term Loans and the Reimbursement Obligations shall be based on each Lender's Percentage of the aggregate of the Loans.

        9.15 PRO-RATA RECOVERY. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, or interest on, any of the Indebtedness in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit, the Term Loans and/or Reimbursement Obligation held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the Percentage with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

        10.     GENERAL PROVISIONS

        10.1 NOTICES. Except as expressly provided otherwise in this Agreement, all notices and communications provided for hereunder shall be in writing and delivered by hand, by mail, by reputable overnight courier, by telex or by telecopy (with such telecopy to be confirmed promptly in writing sent by first class mail), sent (i) if to any Lender or Agent, to the address or telecopy number of such party set below its signature in this Agreement or to such other address or telecopy number as Agent or such Lender may have designated to Borrower in writing; and (ii) if to Borrower, to:

        Summa Industries
        21250 Hawthorne Blvd., Suite 500
        Torrance, CA 90503
        Attention: Mr. James R. Swartwout, Chairman
        Telecopy Number: (310) 792-7079

or to such other address or addresses or telecopy number or numbers as Borrower may most recently have designated in writing to Agent and the Lenders by such notice.

        All such communications shall be deemed to have been given or made (i) when so delivered by hand or refused, or when received if mailed and properly addressed with postage prepaid and sent by registered or certified mail, (ii) if given by reputable overnight courier and properly addressed, two (2) Business Days after the date it was sent, unless it is actually received sooner by the named addressee; (iii) if transmitted by telex or telecopy, when received (answer back confirmed in the case of telexes and receipt confirmed in the case of telecopies) or (iv) three (3) Business Days after being so mailed if mailed, and properly addressed with postage prepaid and sent by first class mail.

        10.2    SUCCESSORS AND ASSIGNS; ASSIGNMENTS AND PARTICIPATIONS.

                (a) This Agreement shall be binding upon and shall inure to the benefit of Borrower, Agent and the Lenders and their respective successors and assigns.

                (b) The foregoing shall not authorize any assignment by Borrower, of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or effective) without the prior written approval of the Lenders.

                (c) The Borrower and Agent acknowledge that each of the Lenders may at any time and from time to time, without cost of the Borrower, subject to the terms and conditions hereof, assign or grant participations in such Lender's rights and obligations hereunder (on a pro rata or a non-rata basis) and under the other Loan Documents to any commercial Lender, savings and loan association, insurance company, pension fund, mutual fund, loan or debt fund, commercial finance company or other similar financial institution, the identity of which institution is approved by Borrower and Agent, such approval not to be unreasonably withheld or delayed; provided, however, that (i) the approval of Borrower shall not be required upon the occurrence and during the continuance of an Event of Default, (ii) the approval of Borrower and Agent shall not be required for any such sale, transfer, assignment or participation to the Affiliate of an assigning Lender, any other Lender or any

Federal Reserve Lender and (iii) no assignment shall be made or participation granted to an entity which is a competitor of Borrower and its Subsidiaries without the consent of the Borrower, which consent may be withheld in the sole discretion of Borrower. The Borrower authorizes each Lender to disclose to any prospective assignee or participant, once approved by Borrower and Agent, any and all financial information in such Lender's possession concerning the Borrower which has been delivered to such Lender pursuant to this Agreement.

                (d) Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, which assignments shall be on a pro rata or (but only with the consent of the Agent) a non pro-rata basis, shall be made pursuant to an Assignment Agreement ("Assignment Agreement") substantially (as determined by Agent) in the form attached hereto as Exhibit N (with appropriate insertions acceptable to Agent) (provided however that such Lender need not deliver an Assignment Agreement in connection with assignments to such Lender's Affiliates or to a Federal Reserve Lender) and shall be subject to the terms and conditions hereof, and to the following restrictions:

                        (i) no assignment shall be effective unless Agent has received from the assignee (or from the assigning Lender) an assignment fee of $3,500 for each such assignment; and

                        (ii) each assignment shall be in an amount approved by Agent, such approval not to be unreasonably withheld.

In connection with any assignment, Borrower and Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned until (x) the Agent shall have received a notice of assignment duly executed by the assigning Lender and an Assignment Agreement (with respect thereto) duly executed by the assigning Lender and each assignee; and (y) the assigning Lender shall have delivered to the Agent the original of each Note held by the assigning Lender under this Agreement. From and after the date on which the Agent shall notify Borrower and the assigning Lender in writing that the foregoing conditions shall have been satisfied and all consents (if any) required shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment). In addition, the assigning Lender, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Within five (5) Business Days following Borrower's receipt of written notice from the Agent that Agent has accepted and executed a notice of assignment and the duly executed Assignment Agreement and assuming the Borrower has consented to such assignment (if their consent is required), Borrower shall, to the extent applicable, execute and deliver to the Agent in exchange for any surrendered Note, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to it pursuant to such notice of assignment (and Assignment Agreement), and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. Agent, the Lenders and the Borrower acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the surrendered Notes and shall not effect or constitute a novation or discharge of the Obligations evidenced by any surrendered Note, and each such new Note may contain a provision confirming such agreement. In addition, promptly following receipt of such Notes, Agent shall prepare and distribute to Borrower and the assigning Lender and the assignee Lender a revised Schedule 1 to this Agreement setting forth the applicable new Percentages of the Lenders (including the assignee Lender), taking into account such assignment.

                (e) Each Lender agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable Participation Agreement):

                        (i) such Lender shall remain the holder of its Notes hereunder, notwithstanding any such participation;

                        (ii)    except as expressly set forth in this Section
                                10.2 with respect to rights of setoff and the benefits of Sections 3.4 through 3.8 hereof, a participant shall have no direct rights or remedies hereunder; (iii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

                        (iv) such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantee, or cause Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (other than a participant which is an Affiliate of such Lender), except for those matters covered by Section 10.6(a) through (e) and (h) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender, and Borrower, Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender's rights and duties hereunder).

Borrower agrees that each participant shall be deemed to have the right of setoff under Section 10.7 hereof in respect of its participation interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the Obligations were owing directly to it as a Lender under this Agreement, shall be subject to the pro rata recovery provisions of Section 9.15 hereof and shall be entitled to the benefits of Sections 3.4 through 3.8 hereof. The amount, terms and conditions of any participation shall be as set forth in the participation agreement between the issuing Lender and the Person purchasing such participation, and none of the Borrower, the Agent and the other Lenders shall have any responsibility or obligation with respect thereto, or to any Person to whom any such participation may be issued. No such participation shall relieve any issuing Lender of any of its obligations under this Agreement or any of the other Loan Documents, and all actions hereunder shall be conducted as if no such participation had been granted.

                (f) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

        10.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement.

        10.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Agent, any Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties (each of which has had the benefit of advice from legal counsel) and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

        10.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

        10.6 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by Borrower or the Subsidiaries which are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) increase any Lender's commitments hereunder, (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) waive any Event of Default specified in Section 8.1(a) hereof, (e) except as expressly permitted hereunder, or under the Collateral Documents, release or defer the granting or perfecting of a lien or security interest in any Collateral or release any guaranty or similar undertaking provided by any Person except as shall be otherwise expressly permitted in this Agreement or any other Loan Document, provided however that Agent shall be entitled to release any Collateral which Borrower or any Subsidiary is permitted to sell or transfer under the terms of this Agreement or the other Loan Documents without notice to or any further action or consent of the Lenders, (f) terminate or modify any indemnity provided to the Lenders hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, (g) take any action which requires the approval or consent of all Lenders pursuant to the terms of this Agreement or any other Loan Document, or
(h) change the definitions of "Percentage","Interest Period"," Required Lenders" or this Section 10.6; provided, further, that notwithstanding the foregoing, no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Lenders, affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to "Lenders" or "the Lenders" shall refer to all Lenders, unless expressly stated to refer to Required Lenders.

        10.7 SET OFFS. Upon the occurrence and during the continuance of any Event of Default, Agent and each Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply to the payment of the Obligations (whether or not then due and regardless of whether Agent shall have made any demand therefore), and (as security for such Obligations) Borrower hereby grants to Agent (for the benefit of the Lenders) a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter maintained with Agent or any Lender (whether general or special, time or demand, provisional or final). Agent and each Lender agrees promptly to notify Borrower after set-off and application made by Agent or any Lender, as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The provisions of this Section
10.7 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Agent may have.

        10.8 ATTORNEYS' FEES AND COSTS. Borrower agrees to pay on demand all expenses of Agent (including the fees and out-of-pocket expenses of counsel to Agent and of local counsel, if any, who may be retained by counsel to Agent) in connection with the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated. Borrower further agrees to pay, and to save Agent harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the Borrowings hereunder, or the issuance of the Notes or any other Loan Documents. Borrower also agrees to reimburse Agent upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses) incurred by Agent and the Lenders in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations and any Lien in favor of Agent.

        10.9 INDEMNIFICATION. In consideration of the execution and delivery of this Agreement by Agent and Lenders and Lenders' agreement to provide the Loans hereunder, Borrower hereby indemnifies, exonerates and holds Agent, each Lender and each of their respective and each of its parents, officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Loans; except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

        10.10 DISSEMINATION. Borrower acknowledges that Agent and the Lenders may provide information regarding Borrower and the Loans to their respective parents, subsidiaries, affiliates and service providers in each case in accordance with their respective customary business practices.

        10.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

        10.12 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted, modified, or qualified by any other agreement, oral or written, whether before or after the date hereof.

        10.13 NO WAIVER; REMEDIES CUMULATIVE. Agent and the Lenders shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by Agent and the Lenders and then only to the extent expressly provided therein. A waiver by Agent and the Lenders of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Agent and the Lenders would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of Agent and the Lenders, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.

        10.14 RESTATEMENT. This Agreement amends and restates in its entirety the Prior Loan Agreement, provided, however, the Obligations under Term Loan A which were governed by the Prior Loan Agreement shall remain outstanding and in full force and effect and provided further that this Agreement does not constitute a novation of such Obligations.

        10.15 INTEREST. In the event the obligation of Borrower to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which Borrower are permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to such Lender's Percentage shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

        10.16 FURTHER ACTION. Borrower, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

        10.17 INDULGENCE. No delay or failure of Agent and the Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege. The rights of Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which Agent and the Lenders would otherwise have.

        10.18 WITHHOLDING TAXES. If any Lender is not incorporated under the laws of the United States or a state thereof, such Lender shall promptly (but in any event prior to the initial payment of interest hereunder) deliver to the Agent two executed copies of (i) Internal Revenue Service Form 1001 specifying the applicable tax treaty between the United States and the jurisdiction of such Lender's domicile which provides for the exemption from withholding on interest payments to such Lender, (ii) Internal Revenue Service Form 4224 evidencing that the income to be received by such Lender hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Lender is exempt from United States income tax withholding with respect to such income. Such Lender shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made, such Lender shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and at the sole expense of the Borrower, each Lender and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Borrower with such forms, certificates or other documents as may be reasonably necessary to allow the Borrower, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 9.13(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the right and benefits (including without limitation economic benefits) available to such of the Lender or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

        10.19 TAXES AND FEES. Should any tax (other than as a result of a Lender's failure to comply with Section 10.18 or a tax based upon the net income or capitalization of any Lender or the Agent by any jurisdiction where a Lender or Agent is located), recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Borrower agree to pay the same, together with any interest or penalties thereon arising from the Borrower' act or omission, and agrees to hold the Agent and the Lenders harmless with respect thereto. Notwithstanding the foregoing, nothing contained in this Section 10.19 shall affect or reduce the rights of any Lender or the Agent under Section 3.8 hereof.

        10.20 SEVERABILITY. In case any one or more of the obligations of Borrower under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Borrower shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Borrower under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

        10.21 INDEPENDENCE OF COVENANTS. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

        10.22 CONFIDENTIALITY. Each Lender agrees that it will not disclose without the prior consent of Borrower (other than to its employees, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors or counsel) any information with respect to Borrower, which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to Borrower, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Notes, as aforesaid.

        10.23 GOVERNING LAW. THIS AGREEMENT, THE NOTES AND ALL OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE).

        10.23 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (AFTER CONSULTING OR HAVING THE OPPORTUNITY TO CONSULT

WITH COUNSEL OF THEIR CHOICE) ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR AGENT AND EACH LENDER TO ENTER INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.



         [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the date first set forth above.

BORROWER:                           SUMMA INDUSTRIES


                                    By:  /s/  Trygve M. Thoresen
                                         ---------------------------------------
                                         Trygve M. Thoresen

                                    Title:  Vice President


AGENT:                              COMERICA BANK-CALIFORNIA


                                    By:  /s/  Scott T. Monson
                                         ---------------------------------------

                                    Title:  Senior Vice President
                                            ------------------------------------

                                    Address:    301 E. Ocean Blvd., 18th Floor
                                                Long Beach, California 90802
                                    Attention:
                                    Telephone:  (562) 590-2500
                                    Facsimile:  (562) 595-8251


LENDER(S):                          COMERICA BANK-CALIFORNIA


                                    By:  /s/  Scott T. Monson
                                         ---------------------------------------

                                    Title:  Senior Vice President
                                            ------------------------------------

                                    Address:    301 E. Ocean Blvd., 18th Floor
                                                Long Beach, California 90802
                                    Attention:
                                    Telephone:  (562) 590-2500
                                    Facsimile:  (562) 595-8251

SCHEDULES

Schedule 1            -      Percentages
Schedule 6.4          -      Equity Interests
Schedule 6.5(b)       -
Schedule 6.6          -      Subsidiaries
Schedule 6.7(a)       -      Actions, Suits, Proceedings
Schedule 6.7(b)       -
Schedule 6.8(a)       -      Funded Debt
Schedule 6.8(b)       -      Investments
Schedule 6.9          -      Required Consents
Schedule 6.10         -      Locations of Collateral
Schedule 6.11         -      Tax Disclosures
Schedule 6.15         -      Broker's Fees
Schedule 6.17         -      Environmental Disclosures
Schedule 6.19         -      Tradenames, Patents
Schedule 6.22         -      Material Contracts
Schedule 6.23         -      Insurance
Schedule 6.26         -      Chief Executive Office
Schedule 6.27         -      Other Names
Schedule 6.29         -      Inventory in Possession of Third Parties
Schedule 6.31         -      Year 2000 Disclosures
Schedule 7.19         -      Banking and Depository Accounts

EXHIBITS

Exhibit A - Revolving Note
Exhibit B - Term Note A
Exhibit B-1 - Term Note B
Exhibit C - Form of Security Agreement
Exhibit D - Form of Opinion Letter
Exhibit E - Borrowing Base Certificate
Exhibit F-1 - Form of Mortgage
Exhibit F-2 - Form of Deed of Trust
Exhibit G - Form of Pledge Agreement
Exhibit H - Form of Guaranty
Exhibit I - Form of Collateral Assignment as Security
Exhibit J-1 - Form of Patent Security Agreement
Exhibit J-2 - Form of Trademark Security Agreement
Exhibit K - Form of Landlord Waiver
Exhibit L - Form of Account Takeover Letter
Exhibit M - Form of Letter of Credit Notice
Exhibit N - Form of Assignment Agreement
Exhibit O - Form of Intercompany Note
Exhibit P - Form of Amendment, Joinder and Reaffirmation of Certain Collateral
            Documents